Exhibit (b)(3)

Execution Version

OWL ROCK CAPITAL ADVISORS LLC

OWL ROCK CAPITAL CORPORATION

399 Park Avenue, 38th Floor

New York, New York 10022

CONFIDENTIAL

June 30, 2022

Corgi BidCo, Inc.

c/o Clayton, Dubilier & Rice

375 Park Avenue, 18th Floor

New York, New York 10152

Attention: Michael G. Babiarz

and

c/o TPG Capital, L.P.

345 California Street

San Francisco, California 94104

Attention: Spencer Stenmark

Project Corgi

Second Lien Commitment Letter

Ladies and Gentlemen:

You have advised us that Corgi BidCo, Inc., a newly formed Delaware corporation (“AcquisitionCo” or “you”), formed at the direction of Clayton, Dubilier & Rice, LLC (“CD&R”) and TPG Capital, L.P. (“TPG” and, together with their respective affiliates, the “Sponsors”), intends to acquire (the “Acquisition”), directly or indirectly, all of the issued and outstanding equity interests of the entity previously identified to us by you as “Corgi” (the “Target”) pursuant to the Acquisition Agreement (as defined in Exhibit A hereto). You have further advised Owl Rock Capital Advisors LLC (“ORCA”) and Owl Rock Capital Corporation (“ORCC” and, together with ORCA, “Owl Rock”, the “Committed Second Lien Lender”, “we” or “us”) that, in connection with the foregoing, (i) you intend to consummate the other Transactions described in the Transaction Description attached hereto as Exhibit A (the “Transaction Description”) and (ii) pursuant to that certain Commitment Letter, dated as of May 24, 2022 (as amended by that certain joinder letter agreement, dated as of June 16, 2022, among you, The Toronto-Dominion Bank, New York Branch, TD Securities (USA) LLC, Santander Bank, N.A., ING Capital LLC and the other parties thereto, the “Corgi Commitment Letter”), among you, Deutsche Bank Securities Inc., Deutsche Bank AG New York Branch, UBS AG, Stamford Branch, UBS Securities LLC, Bank of Montreal, BMO Capital Markets Corp. and Mizuho Bank Ltd., you have arranged to have us provide an Alternate Second Lien Facility (as defined in the Corgi Commitment Letter) in lieu of the Second Lien Facility (as defined in the Corgi Commitment Letter, the “Initial Second Lien Facility”).

Capitalized terms used but not defined herein shall have the meanings assigned to them in the Corgi Commitment Letter as in effect on the date hereof, the Transaction Description, the Summary of Principal Terms and Conditions attached hereto as Exhibit C (the “Second Lien Facility Term Sheet”) and the Summary of Additional Conditions attached hereto as Exhibit D (the “Summary of Additional Conditions”; together with this commitment letter, the Transaction Description and the Second Lien Facility Term Sheet, collectively, the “Commitment Letter”).

You have further advised the Committed Second Lien Lender that, in connection therewith, it is intended that the financing for the Transactions will include (a) the first lien secured credit facilities (the “First Lien Facilities”) described in the Corgi Commitment Letter, in an aggregate principal amount of up to $1,825.0 million (plus any additional amounts funded to finance any “flex” OID with respect to the First Lien Facilities), consisting of (x) a $1,525.0 million (plus any additional amounts funded to finance any “flex” OID with respect to the First Lien Facilities) first lien secured term loan facility (the “First Lien Term Loan Facility”) and (y) a $300.0 million first lien secured cash flow-based revolving credit facility (the “First Lien Revolving Facility”), and (b) a $425.0 million (plus, at AcquisitionCo’s option pursuant to the terms of the Second Lien Facility Term Sheet, the amount of any Second Lien Flex Increase) second lien secured term loan facility being obtained in lieu of the Initial Second Lien Facility (the “Second Lien Facility”). The First Lien Facilities and the Second Lien Facility are each individually referred to herein as a “Facility” and collectively referred to herein as the “Facilities”. As used herein, the term “Closing Date” shall mean the date of the initial funding under the Second Lien Facility to finance the Transactions.

In connection with the foregoing, Owl Rock is pleased to advise you of its commitment to provide, and hereby commits to provide, $425.0 million of the Second Lien Facility, subject only to the conditions expressly set forth in the second sentence of the Funding Conditions Provision (as defined below), in the Summary of Additional Conditions and under the heading “Conditions Precedent to Initial Extension of Credit” in the Second Lien Facility Term Sheet.

The Committed Second Lien Lender reserves the right, prior to or after the execution of definitive documentation for the Second Lien Facility (which we agree will be initially drafted by your counsel), to reallocate and assign all or any portion of the Committed Second Lien Lender’s commitments hereunder between or among (A) any controlled affiliated investment entity and/or other controlled affiliate of the Committed Second Lien Lender or (B) any fund, investor, limited partnership, entity or managed account that is managed by the Committed Second Lien Lender and/or its controlled affiliates; provided that, it is agreed that any assignment prior to the initial funding under the Second Lien Facility shall not be a condition to the Committed Second Lien Lender’s commitments nor reduce the Committed Second Lien Lender’s commitments hereunder (provided, however, that, notwithstanding the foregoing, assignments of the Committed

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Second Lien Lender’s commitments, which are effective simultaneously with the funding of such commitments by the assignee, shall be permitted) and, unless you otherwise agree in writing, the Committed Second Lien Lender shall retain exclusive control over all rights and obligations with respect to its commitments, including all rights with respect to consents, modifications, waivers and amendments, until the Closing Date has occurred. It is understood that the Committed Second Lien Lender’s commitments hereunder are not subject to or conditioned on the assignment of all or any portion of the Second Lien Facility. You hereby represent and warrant that (with respect to information relating to the Target and its subsidiaries and their respective businesses to your knowledge), (a) all written information and written data of the Target and its subsidiaries and their respective businesses other than the Projections (as defined in the Corgi Commitment Letter) and information of a general economic or general industry nature (the “Information”) that has been or will be made available to the Committed Second Lien Lender by or on behalf of you or any of your representatives, taken as a whole, does not or will not, when furnished, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made (after giving effect to all supplements thereto) and (b) the Projections in the Confidential Information Memorandum (as defined in the Corgi Commitment Letter) have been or will be prepared in good faith based upon assumptions that you believe to be reasonable at the time delivered by you based on information provided by you, the Sponsors, the Target and your and their respective representatives; it being understood that the Projections are as to future events and are not to be viewed as facts, the Projections are subject to significant uncertainties and contingencies, many of which are beyond your control, that no assurance can be given that any particular Projections will be realized and that actual results during the period or periods covered by any such Projections may differ significantly from the projected results and such differences may be material and are not a guarantee of performance. You agree that if, at any time prior to the Closing Date, you become aware that any of the representations in the preceding sentence would be incorrect (to your knowledge with respect to information relating to the Target and its subsidiaries and their respective businesses) in any material respect if the Information and Projections were being furnished, and such representations were being made, at such time, then you will use commercially reasonable efforts to promptly supplement the Information and the Projections so that such representations will be correct (to your knowledge with respect to information relating to the Target and its subsidiaries and their respective businesses) in all material respects under those circumstances, it being understood in each case that such supplementation shall cure any breach of such representations and warranties. Notwithstanding anything to the contrary contained in this Commitment Letter or the Fee Letters, none of the making of any representation or warranty under this paragraph, any supplement thereto, or the accuracy of any such representation or warranty shall constitute a condition precedent to the availability and initial funding of the Second Lien Facility on the Closing Date.

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As consideration for the commitments of the Committed Second Lien Lender hereunder and their agreement to perform the services described herein, you agree to pay (or cause to be paid) the fees set forth in the Second Lien Facility Term Sheet, in the Arranger Fee Letter dated as of the date hereof and delivered herewith with respect to the Second Lien Facility (the “Arranger Fee Letter”) and in the Facility Fee Letter dated as of the date hereof and delivered herewith with respect to the Second Lien Facility (the “Facility Fee Letter” and, together with the Arranger Fee Letter, the “Fee Letters”). Once paid, such fees shall not be refundable under any circumstances.

The commitments of the Committed Second Lien Lender hereunder and its agreement to perform the services described herein and the initial funding under the Second Lien Facility on the Closing Date are subject solely to the conditions expressly set forth in the next sentence of this paragraph, in the Summary of Additional Conditions and under the heading “Conditions Precedent to Initial Extension of Credit” in the Second Lien Facility Term Sheet. In addition to the immediately preceding sentence, the commitments of the Committed Second Lien Lender hereunder and the initial funding under the Second Lien Facility on the Closing Date are subject solely to the execution (as applicable) and delivery by the Borrowers (as defined in Exhibit C hereto), the Guarantors (as defined in Exhibit C hereto) and the officers thereof, as the case may be, of definitive Second Lien Facility Documentation (as defined in Exhibit C hereto), customary closing certificates (including customary evidences of authority, charter documents and customary officers’ incumbency certificates), customary lien searches reasonably requested by the First Lien Administrative Agent (as defined in the Corgi Commitment Letter) at least 30 days prior to the Closing Date and customary legal opinions with respect to the Second Lien Facility, in each case consistent with this Commitment Letter and the Fee Letters; provided that, notwithstanding anything in this Commitment Letter, the Fee Letters, the Second Lien Facility Documentation or any other letter agreement or other undertaking concerning the financing of the Transactions to the contrary, (i) the only representations and warranties the making of which shall be a condition to the availability of the Second Lien Facility on the Closing Date shall be (A) the Specified Representations (as defined below) and (B) the representations and warranties relating to the Target and its subsidiaries made by the Target in the Acquisition Agreement as are material to the interests of the Second Lien Lenders (in their capacities as such), but only to the extent that you (and any of your affiliates that is a party to the Acquisition Agreement) have the right to terminate your (and their) obligations under the Acquisition Agreement (or otherwise decline to consummate the Acquisition), in each case, without liability to any of you, the Sponsors or any of your or their respective affiliates as a result of a breach of such representations and warranties in such agreement (the “Company Representations”), (ii) the terms of the Second Lien Facility Documentation shall be in a form such that they do not impair the availability of the Second Lien Facility on the Closing Date if the conditions expressly set forth in this sentence, in the Summary of Additional Conditions and under the heading “Conditions to Initial Extensions of Credit” in the Second Lien Facility Term Sheet are satisfied or waived, and (iii) to the extent any lien search, insurance certificate and/or Collateral (as defined in Exhibit B to the Corgi Commitment Letter) or any security interest therein (other than (x) the pledge and perfection of security interests in the pledged certificated stock of wholly-owned U.S.-organized entities (including the delivery of such share certificates (if any)) to the extent required under the First Lien Facilities Term Sheet (as defined in the Corgi Commitment Letter); provided that stock certificates, if any, of the

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Target and its subsidiaries will only be required to be delivered on the Closing Date to the extent received by you from the Target, so long as you have used commercially reasonable and safe efforts to obtain them on the Closing Date and (y) other assets pursuant to which a lien may be perfected by the filing of a financing statement under the Uniform Commercial Code) is not provided on the Closing Date after your use of commercially reasonable efforts to do so, the delivery of such lien search, insurance certificate and/or Collateral (and perfection of security interests therein) shall not constitute a condition precedent to the availability of the Second Lien Facility on the Closing Date but shall be required to be delivered and perfected after the Closing Date (and in any event, in the case of the pledge and perfection of Collateral not otherwise required on the Closing Date, within 90 days after the Closing Date plus any extensions granted by the First Lien Administrative Agent in its sole discretion (which shall automatically also be deemed an extension by the Second Lien Administrative Agent)) pursuant to arrangements to be mutually agreed. For purposes hereof, “Specified Representations” means the representations and warranties made by the Borrowers in the Second Lien Facility Documentation and set forth in the Second Lien Facility Term Sheet relating to: corporate or other organizational existence; power and authority related to entry into and performance of the Second Lien Facility Documentation; the due authorization, execution, delivery and enforceability of the Second Lien Facility Documentation; the incurrence of the loans, the provision of guarantees and the granting of security interests, as applicable, contemplated herein not violating the constitutional documents of the Borrowers and, to the extent applicable, the Guarantors; solvency of the Company and its subsidiaries on a consolidated basis on the Closing Date after giving effect to the Transactions (solvency to be defined in a manner consistent with the solvency definition set forth in Annex I to Exhibit D hereto); creation, validity and perfection of security interests in the collateral to be perfected on the Closing Date (subject to the foregoing provisions of this paragraph relating to Collateral); U.S. Federal Reserve margin regulations; the use of loan proceeds not violating the PATRIOT Act; and the U.S. Investment Company Act. There shall be no conditions (implied or otherwise) to the commitments of the Committed Second Lien Lender hereunder, including compliance with the terms of this Commitment Letter, the Fee Letters or the Second Lien Facility Documentation, other than those expressly stated to be conditions to the initial funding under the Second Lien Facility on the Closing Date in the second sentence of this paragraph, in the Summary of Additional Conditions and, as applicable, (solely in the case of the First Lien Facilities) under the heading “Conditions Precedent to Initial Extensions of Credit” in the First Lien Facilities Term Sheet and (solely in the case of the Second Lien Facility) under the heading “Conditions Precedent to Initial Extension of Credit” in the Second Lien Facility Term Sheet. Without limiting the conditions precedent provided herein to funding the consummation of the Acquisition with the proceeds of the Second Lien Facility, the Committed Second Lien Lender will cooperate with you as reasonably requested in coordinating the timing and procedures for the funding of the Second Lien Facility in a manner consistent with the Acquisition Agreement. This paragraph is referred to as the “Funding Conditions Provision”.

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You agree (a) to indemnify and hold harmless the Second Lien Administrative Agent, the Committed Second Lien Lender and their respective affiliates and controlling persons and the respective officers, directors, employees, agents, members and successors of each of the foregoing, but excluding (x) any of the foregoing in its capacity, if applicable, as financial advisor to the Target or any of its direct or indirect equity holders or affiliates in connection with the Transactions (each, a “Sell-Side Advisor”) and any Related Person (as defined below) of such Sell-Side Advisor in such capacity, (y) any of the foregoing in its capacity, if applicable, as a Private Equity Affiliate (as defined below) in connection with the Transactions and any Related Person of such Private Equity Affiliate in such capacity and (z) any Investor (as defined in Exhibit A hereto) in its capacity as such and any Related Person of such Investor in such capacity (each, other than such excluded parties, an “Indemnified Person”) from and against any and all losses, claims, damages, liabilities and expenses, joint or several, of any kind or nature whatsoever to which such Indemnified Person may become subject arising out of or in connection with this Commitment Letter, the Fee Letters, the Transactions, the Second Lien Facility or any related transaction or any claim, litigation, investigation or proceeding, actual or threatened, relating to any of the foregoing (any of the foregoing, a “Proceeding”), regardless of whether such Indemnified Person is a party thereto and whether or not such Proceedings are brought by you, your equity holders, affiliates, creditors or any other person, and to reimburse such Indemnified Person within 30 days after receipt of a written request together with reasonably detailed backup documentation for any reasonable, documented and invoiced out-of-pocket legal expenses of one firm of counsel for all Indemnified Persons and, if necessary, one firm of local counsel in each appropriate jurisdiction, in each case for all Indemnified Persons (and, in the case of an actual or perceived conflict of interest where the Indemnified Person affected by such conflict informs you of such conflict and thereafter, after receipt of your consent (which shall not be unreasonably withheld), retains its own counsel, of another firm of counsel for such affected Indemnified Person) and other reasonable, documented and invoiced out-of-pocket expenses incurred in connection with investigating or defending any of the foregoing; provided that the foregoing indemnity will not, as to any Indemnified Person, apply to losses, claims, damages, liabilities or expenses (i) to the extent they have resulted from the willful misconduct, bad faith or gross negligence of such Indemnified Person or any Related Person of such Indemnified Person (as determined by a court of competent jurisdiction in a final and non-appealable decision), (ii) to the extent arising from a material breach of the obligations of such Indemnified Person or any Related Person of such Indemnified Person under this Commitment Letter or the Second Lien Facility Documentation (as determined by a court of competent jurisdiction in a final non-appealable decision), (iii) arising out of, or in connection with, any Proceeding that does not arise from an act or omission by you or any of your affiliates and that is brought by an Indemnified Person against any other Indemnified Person other than any Proceeding against the relevant Indemnified Person in its capacity or in fulfilling its role as an agent or similar role under the Second Lien Facility or (iv) to the extent they have resulted from any agreement governing any settlement that is effected without your prior written consent (which consent shall not be unreasonably withheld) and (b) to reimburse the Committed Second Lien Lender from time to time, upon presentation of a summary statement, for all reasonable, documented and invoiced out-of-pocket expenses (including, but not limited to, expenses of the Committed Second Lien Lender’s due diligence investigation (and with respect to third-party diligence expenses, to the extent any such

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expenses have been previously approved by you, such approval not to be unreasonably withheld) and reasonable, documented and invoiced fees, disbursements and other charges of counsel to the Second Lien Administrative Agent identified in the Second Lien Facility Term Sheet and, for the avoidance of doubt, not of counsel to the Committed Second Lien Lender individually and of a single local counsel to the Second Lien Administrative Agent in each relevant material jurisdiction, except allocated costs of in-house counsel), in each case incurred by the Committed Second Lien Lender in connection with the Second Lien Facility and the preparation of this Commitment Letter, the Fee Letters and the Second Lien Facility Documentation (collectively, the “Expenses”); provided that, except as set forth in the Fee Letters, you shall not be required to reimburse any of the Expenses in the event the Closing Date does not occur. Notwithstanding any other provision of this Commitment Letter, none of you, the Sponsors, any Investor, the Target or any Indemnified Person shall be liable for any indirect, special, punitive or consequential damages in connection with your or their activities related to the Second Lien Facility or this Commitment Letter; provided that nothing shall limit your indemnity or reimbursement obligations to the extent such indirect, special, punitive or consequential damages are included in any third-party claim in connection with which such Indemnified Person is entitled to indemnification hereunder. For purposes hereof, a “Related Person” of an Indemnified Person (or any Sell-Side Advisor, Private Equity Affiliate or Investor) means, if such Indemnified Person (or such Sell-Side Advisor, Private Equity Affiliate or Investor) is the Second Lien Administrative Agent or a Committed Second Lien Lender or any of its affiliates and controlling persons, or any of its or their respective officers, directors, employees, agents, members and successors, any of the Second Lien Administrative Agent or Committed Second Lien Lender and its affiliates and controlling persons, or any of its or their respective officers, directors, employees, agents, members and successors.

Your indemnity and reimbursement obligations hereunder will be in addition to any liability which you may otherwise have and will be binding upon and inure to the benefit of any of your successors and assigns and the Indemnified Persons (and not of any other person).

You acknowledge that the Committed Second Lien Lender and its affiliates may be providing debt financing, equity capital or other services (including financial advisory services) to other persons in respect of which you, the Sponsors, the Target and your and their respective affiliates may have conflicting interests regarding the transactions described herein and otherwise. Neither the Committed Second Lien Lender nor any of its affiliates will use confidential information obtained from or on behalf of you, the Sponsors or the Target by virtue of the transactions contemplated by this Commitment Letter or their other relationships with you in connection with the performance by them of services for other persons, and neither the Committed Second Lien Lender nor any of its affiliates will furnish any such information to other persons. You also acknowledge that neither the Committed Second Lien Lender nor any of its affiliates have any obligation to use in connection with the transactions contemplated by this Commitment Letter, or to furnish to you, confidential information obtained by them from other persons.

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The Committed Second Lien Lender and its affiliates may have economic interests that conflict with those of the Target and you. You agree that the Committed Second Lien Lender will act under this Commitment Letter as an independent contractor and that nothing in this Commitment Letter or the Fee Letters or otherwise will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between the Committed Second Lien Lender or any of its affiliates and you, the Sponsors and the Target, your and their respective equity holders or your and their respective affiliates with respect to the transactions contemplated by this Commitment Letter and the Fee Letters. You acknowledge and agree that (i) the transactions contemplated by this Commitment Letter and the Fee Letters are arm’s-length commercial transactions between the Committed Second Lien Lender and its affiliates, on the one hand, and you and the Sponsors, on the other, (ii) in connection therewith and with the process leading to such transactions, the Committed Second Lien Lender and its applicable affiliates (as the case may be) is acting solely as a principal and not as agents or fiduciaries of you, the Sponsors, your and their respective management, equity holders, creditors or any other person, (iii) the Committed Second Lien Lender and its applicable affiliates (as the case may be) have not assumed an advisory or fiduciary responsibility or any other obligation in favor of you with respect to the transactions contemplated hereby or the process leading thereto (irrespective of whether the Committed Second Lien Lender or any of its affiliates have advised or are currently advising you, the Sponsors or the Target on other matters), except the obligations expressly set forth in this Commitment Letter and the Fee Letters and (iv) you have consulted your own legal and financial advisors to the extent you deemed appropriate. You further acknowledge and agree that you are responsible for making your own independent judgment with respect to such transactions and the process leading thereto. Please note that the Committed Second Lien Lender and its affiliates do not provide tax, accounting or legal advice. You hereby waive and release any claims that you may have against the Committed Second Lien Lender (in its capacity as such) and its applicable affiliates (as the case may be) with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transactions contemplated by this Commitment Letter. It is understood that this paragraph shall not apply to or modify or otherwise affect any arrangement with any Sell-Side Advisor, or any financial advisor separately retained by you, the Sponsors, the Target or any of your or their respective affiliates in connection with the Transactions, in its capacity as such.

Notwithstanding anything in this Commitment Letter to the contrary, Owl Rock shall have the right to reallocate, sell, resell, assign and/or transfer its commitment (or any portion thereof) and/or any closing payment (or any portion thereof) and/or any commitment fee (or any portion thereof) to any affiliated investment entity and/or other affiliate of Owl Rock or any fund, investor, entity or account that is managed, sponsored or advised by Owl Rock or its affiliates pursuant to a customary investment management, investment advisory or other similar agreement pursuant to which Owl Rock or any of its affiliates controls voting decisions with respect to the Second Lien Facility (any such persons described in this paragraph, the “Other OR Lenders”); provided that, unless you agree in your sole discretion in writing in connection therewith, in each case (i) Owl Rock shall not be relieved or novated from its obligation hereunder with respect to its

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commitment in respect of the Second Lien Facility in connection with any applicable assignment or transfer thereof until the occurrence of the initial funding thereof on the Closing Date, (ii) no assignment or novation shall become effective with respect to all or any portion of any such Initial Owl Rock’s commitment in respect of the Second Lien Facility until the occurrence of the initial funding on the Closing Date and (iii) Owl Rock shall retain exclusive control over all rights and obligations with respect to their respective commitments in respect of the Second Lien Facility, including all rights with respect to consents, modifications, supplements and amendments, until the occurrence of the initial funding thereof on the Closing Date.

This Commitment Letter and the commitments hereunder shall not be assignable by you (other than to a Borrower, or to one or more other entities established in connection with the Transactions organized in the United States, any state thereof or the District of Columbia and controlled by the Sponsors, with all obligations and liabilities of AcquisitionCo hereunder being assumed by such Borrower or such other entity or entities upon the effectiveness of such assignment) without the prior written consent (which may be through electronic means) of the Committed Second Lien Lender, not to be unreasonably withheld (and any attempted assignment without such consent shall be null and void), are intended to be solely for the benefit of the parties hereto (and the Sponsors and the Indemnified Persons), are not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto (and the Sponsors and the Indemnified Persons) and are not intended to create a fiduciary relationship among the parties hereto. Any provision of this Commitment Letter that provides for, requires or otherwise contemplates any consent, approval, agreement, determination or consultation by you (or any Borrower referred to in the Second Lien Facility Term Sheet) on or prior to the Closing Date, shall also be construed as providing for, requiring or otherwise contemplating consent, approval, agreement, determination or consultation by the Sponsors (unless the Sponsors otherwise notify the parties hereto). This Commitment Letter and the commitments hereunder shall not be assignable by the Committed Second Lien Lender without the prior written consent of AcquisitionCo, except in accordance with the 5th paragraph of this Commitment Letter or pursuant to the next sentence. Any and all obligations of, and services to be provided by, the Committed Second Lien Lender hereunder (including, without limitation, its commitments) may be performed and any and all rights of the Committed Second Lien Lender hereunder may be exercised by or through any of its affiliates or branches; provided that with respect to the commitments, any assignments thereof to an affiliate will not relieve the Committed Second Lien Lender from any of its obligations hereunder unless and until such affiliate shall have funded the portion of the commitment so assigned. This Commitment Letter may not be amended or any provision hereof waived or modified except by an instrument in writing signed by the Committed Second Lien Lender and you. This Commitment Letter may be executed in any number of counterparts, each of which shall be an original and all of which, when taken together, shall constitute one agreement. Delivery of an executed counterpart of a signature page of this Commitment Letter by facsimile transmission, e-mail or other electronic transmission (e.g., a “pdf”, “tiff” or DocuSign) shall be effective as delivery of a manually executed counterpart hereof. For purposes hereof, the words “execution,” “execute,” “executed,” “signed,” “signature” and words of like import shall

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be deemed to include electronic signatures, the electronic matching of assignment terms and contract formulations on electronic platforms, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transaction Act. This Commitment Letter and the Fee Letters (i) are the only agreements that have been entered into among the parties hereto with respect to the Second Lien Facility and (ii) supersede all prior understandings, whether written or oral, among us with respect to the Second Lien Facility and set forth the entire understanding of the parties hereto with respect thereto.

Each of the parties hereto agrees that (i) this Commitment Letter is a binding and enforceable agreement (subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization and other similar laws relating to or affecting creditors’ rights generally and general principles of equity (whether considered in a proceeding in equity or law)) with respect to the subject matter contained herein, including an agreement to negotiate in good faith the Second Lien Facility Documentation by the parties hereto in a manner consistent with this Commitment Letter for the purpose of executing and delivering the Second Lien Facility Documentation substantially simultaneously with the closing of the Acquisition, it being acknowledged and agreed that the funding of the Second Lien Facility is subject to the applicable conditions precedent set forth in the second sentence of the Funding Conditions Provision and in Exhibit D of the Commitment Letter and (ii) each Fee Letter is a binding and enforceable agreement (subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization and other similar laws relating to or affecting creditors’ rights generally and general principles of equity (whether considered in a proceeding in equity or law)) of the parties thereto with respect to the subject matter set forth therein.

THIS COMMITMENT LETTER AND THE RIGHTS AND DUTIES OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO ITS PRINCIPLES OR RULES OF CONFLICT OF LAWS TO THE EXTENT SUCH PRINCIPLES OR RULES ARE NOT MANDATORILY APPLICABLE BY STATUTE AND WOULD REQUIRE OR PERMIT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION; PROVIDED THAT, NOTWITHSTANDING THE FOREGOING TO THE CONTRARY, IT IS UNDERSTOOD AND AGREED THAT ANY DETERMINATIONS AS TO (A) WHETHER ANY REPRESENTATIONS AND WARRANTIES MADE BY OR ON BEHALF OF, OR WITH RESPECT TO, THE TARGET OR ANY OF ITS SUBSIDIARIES IN THE ACQUISITION AGREEMENT HAVE BEEN BREACHED, (B) WHETHER YOU (AND ANY OF YOUR AFFILIATES THAT IS A PARTY TO THE ACQUISITION AGREEMENT) CAN TERMINATE YOUR (AND THEIR) OBLIGATIONS UNDER THE ACQUISITION AGREEMENT (OR OTHERWISE DECLINE TO

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CONSUMMATE THE ACQUISITION), IN EACH CASE, WITHOUT LIABILITY TO ANY OF YOU, THE SPONSORS OR ANY OF YOUR OR THEIR RESPECTIVE AFFILIATES, (C) WHETHER A COMPANY MATERIAL ADVERSE EFFECT (AS DEFINED IN THE ACQUISITION AGREEMENT) HAS OCCURRED, AND (D) WHETHER THE ACQUISITION HAS BEEN CONSUMMATED IN ACCORDANCE WITH THE TERMS OF THE ACQUISITION AGREEMENT, SHALL, IN EACH CASE, BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAW (AS DEFINED IN THE ACQUISITION AGREEMENT) OF THE STATE OF DELAWARE WITHOUT REGARD TO THE CONFLICT OR CHOICE OF LAW PRINCIPLES THEREOF.

EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES THE RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM BROUGHT BY OR ON BEHALF OF ANY PARTY RELATED TO OR ARISING OUT OF THIS COMMITMENT LETTER OR THE PERFORMANCE OF SERVICES HEREUNDER.

Each of the parties hereto hereby irrevocably and unconditionally (a) submits, for itself and its property, to the exclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in New York County, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Commitment Letter and the Fee Letters, or the transactions contemplated hereby, and agrees that, to the extent permitted by law, all claims in respect of any such action or proceeding shall be heard and determined in such New York State court or in such Federal court, (b) waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Commitment Letter, the Fee Letters or the transactions contemplated hereby, in any such New York State court or in any such Federal court, (c) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court and (d) agrees that a final judgment in any such suit, action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Each of the parties hereto agrees to commence any such action, suit, proceeding or claim either in the United States District Court for the Southern District of New York or in the Supreme Court of the State of New York, New York County, in each case, located in the Borough of Manhattan.

This Commitment Letter is delivered to you on the understanding that none of the Fee Letters and their terms or substance, or this Commitment Letter and its terms or substance, shall be disclosed, directly or indirectly, to any other person or entity (including other lenders, underwriters, placement agents, advisors or any similar persons) except (a) to the Sponsors, the Investors (including any potential co-investors) and to your and their respective officers, directors, employees, attorneys, accountants and advisors on a confidential and need-to-know basis, (b) if the Committed Second Lien Lender consents to such proposed disclosure (such consent not to be unreasonably

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withheld, conditioned or delayed), (c) pursuant to the order of any court or administrative agency in any pending legal or administrative proceeding, or otherwise as required by applicable law or compulsory legal process or, to the extent requested or required by governmental and/or regulatory authorities (in which case, you agree, to the extent practicable and not prohibited by law, to notify us of the proposed disclosure in advance of such disclosure and if you are unable to notify us in advance of such disclosure, such notice shall be delivered to us promptly thereafter to the extent permitted by law) or (d) to the extent necessary in connection with the exercise of any remedy or enforcement of any rights hereunder or under the Fee Letters; provided that (i) you may disclose this Commitment Letter and the contents hereof to the Target and its officers, directors, employees, attorneys, accountants and advisors on a confidential and need-to-know basis, (ii) you may disclose this Commitment Letter and the contents hereof (x) in any proxy or other public filing relating to the Transactions, and (y) in the Confidential Information Memorandum in a manner to be mutually agreed upon, (iii) you may disclose this Commitment Letter and the contents hereof to any Committed Lender (as defined in the Corgi Commitment Letter), potential lenders and other debt holders and potential equity investors and their respective officers, directors, employees, attorneys, accountants, advisors and other representatives on a confidential and need-to-know basis and to rating agencies in connection with obtaining ratings for the Borrowers and the First Lien Facilities, (iv) you may disclose the fees contained in the Fee Letters as part of a generic disclosure of aggregate sources and uses related to fee amounts to the extent customary or required in any proxy or other public filing, and in the Confidential Information Memorandum, to the extent portions thereof have been redacted in a customary manner, (v) to the extent portions thereof have been redacted in a customary manner (including, without limitation, redaction of fee amounts), you may disclose the Fee Letters and the contents thereof to the Target and its officers, directors, employees, attorneys, accountants and advisors on a confidential and need-to-know basis and (vi) you may disclose the amount of any fee in the Fee Letters to any prospective equity investor and its respective officers, directors, employees, attorneys, accountants, advisors and other representatives on a confidential and need-to-know basis. The obligations under this paragraph with respect to this Commitment Letter shall terminate automatically after the Second Lien Facility Documentation for the Second Lien Facility shall have been executed and delivered by the parties thereto. To the extent not earlier terminated, the provisions of this paragraph with respect to this Commitment Letter shall automatically terminate on the second anniversary hereof.

You agree that you will permit us to review and approve (such approval not to be unreasonably withheld, conditioned or delayed) any reference to us or any of our affiliates in connection with the Second Lien Facility or the transactions contemplated hereby contained in any press release or similar written public disclosure prior to public release.

The Committed Second Lien Lender and its affiliates will use all information provided to them or such affiliates by or on behalf of you hereunder or in connection herewith solely for the purpose of providing the services that are the subject of this Commitment Letter and shall treat confidentially all such information; provided that

12

nothing herein shall prevent the Committed Second Lien Lender from disclosing any such information (a) pursuant to the order of any court or administrative agency or in any pending legal or administrative proceeding, or otherwise as required by applicable law or compulsory legal process (in which case the Committed Second Lien Lender, to the extent not prohibited by applicable law, agrees (except with respect to any routine or ordinary course audit or examination conducted by bank examiners or any governmental bank regulatory authority or self-regulatory authority exercising examination or regulatory authority) to inform you promptly thereof), (b) upon the request or demand of any regulatory authority or self-regulatory authority having jurisdiction over the Committed Second Lien Lender or any of its affiliates (in which case the Committed Second Lien Lender, to the extent practicable and not prohibited by law, agrees (except with respect to any routine or ordinary course audit or examination conducted by bank examiners or any governmental bank regulatory authority or self-regulatory authority exercising examination or regulatory authority) to inform you promptly thereof), (c) to the extent that such information is or becomes publicly available other than by reason of disclosure by any of the Committed Second Lien Lender or any of its affiliates or any of the Committed Second Lien Lender’s and such affiliates’ respective officers, directors, employees, attorneys, accountants, advisors and other representatives in violation of any confidentiality obligations owing to you, the Sponsors, any Investor, the Target or any of your or their respective subsidiaries (including those obligations set forth in this paragraph), (d) to the extent that such information is received by the Committed Second Lien Lender or its affiliates (other than Excluded Affiliates (as defined below)) from a third party that is not, to the Committed Second Lien Lender’s or its affiliates’ knowledge, subject to confidentiality obligations owing to you, the Sponsors, any Investor, the Target or any of your or their respective subsidiaries, (e) to the extent that such information was already in the Committed Second Lien Lender’s or its affiliates’ (other than Excluded Affiliates) possession on a non-confidential basis without a duty of confidentiality owing to you, the Sponsors, any Investor, the Target or any of your or their respective affiliates being violated, or is independently developed by the Committed Second Lien Lender or its affiliates (other than Excluded Affiliates), (f) to the Committed Second Lien Lender’s affiliates (other than Excluded Affiliates) and the Committed Second Lien Lender’s and such affiliates’ respective limited partners, lenders, investors, managed accounts, certain investment funds and separate accounts managed by any of them and trustees and to the respective officers, directors, employees, attorneys, accountants, advisors and other representatives of each of the foregoing (collectively, the “Representatives”) who need to know such information in connection with the Transactions and are informed of the confidential nature of such information and who agree to be bound by the terms of this paragraph (or language substantially similar to this paragraph) (provided, that the Committed Second Lien Lender shall be responsible for its Representatives, its affiliates and its affiliates’ Representatives), (g) to potential or prospective Second Lien Lenders or participants or assignees of the Second Lien Facility (in each case, other than a Disqualified Institution (as defined below)), in each case who agree to be bound by the terms of this paragraph (or language substantially similar to this paragraph), (h) [reserved], (i) for purposes of establishing a “due diligence defense”, (j) to the extent necessary in connection with the exercise of any remedy or enforcement of any rights hereunder or under the Fee Letters, (k) unless such person has been notified to hold such

13

information in confidence from the other parties hereto, to any other party hereto, (l) to the extent you consent to such proposed disclosure or (m) to any direct or indirect contractual counterparties to any swap or derivative transaction relating to the Second Lien Facility (in each case, other than a Disqualified Institution), in each case who are informed of the confidential nature of such information and who agree to be bound by the terms of this paragraph (or language substantially similar to this paragraph); provided, however, that, no such disclosure shall be made by the Committed Second Lien Lender to (i) any of its affiliates that is engaged as a principal primarily in private equity, mezzanine financing or venture capital or any of such affiliate’s respective officers, directors, employees, attorneys, accountants, advisors and other representatives (a “Private Equity Affiliate”) or (ii) any of its affiliates or any of such affiliate’s respective officers, directors, employees, attorneys, accountants, advisors and other representatives that is a Sell-Side Advisor (together with the Private Equity Affiliates, in each case, other than a limited number of senior employees who are required, in accordance with industry regulations or the Committed Second Lien Lender’s internal policies and procedures to act in a supervisory capacity and the Committed Second Lien Lender’s internal legal, compliance, risk management, credit or investment committee members, the “Excluded Affiliates”). The Committed Second Lien Lender shall be principally liable to the extent any confidentiality restrictions set forth herein are violated by one or more of its affiliates or any of its or its affiliates’ Representatives to whom the Committed Second Lien Lender has disclosed information pursuant to clause (f) in the proviso in the first sentence of this paragraph. The Committed Second Lien Lender’s obligations under this paragraph shall automatically terminate and be superseded by the confidentiality provisions in the definitive documentation relating to the Second Lien Facility upon the initial funding of the Second Lien Facility thereunder, if and to the extent the Committed Second Lien Lender is party thereto, and shall in any event terminate upon the second anniversary of the date hereof. As used herein, “Disqualified Institutions” shall mean those persons identified by you or either Sponsor in writing to the Committed Second Lien Lender (or to their respective affiliates so designated in writing) on or prior to the date hereof or to any competitors of the Target or its subsidiaries or to any affiliates of such competitors, or to any person whose principal investment strategy is investing in distressed debt or the pursuance of loan-to-own strategies and that is identified from time to time in writing by the any Borrower (as defined in Exhibit C hereto) or either Sponsor to the Second Lien Administrative Agent.

The reimbursement and compensation provisions (if applicable in accordance with the terms hereof and the Fee Letters), the provisions relating to Alternate Transactions (as defined in the Facility Fee Letter), indemnification, waiver of indirect, special, punitive or consequential damages, confidentiality (except to the extent set forth herein), jurisdiction, governing law, venue, absence of fiduciary relationship and waiver of jury trial provisions contained herein and in the Fee Letters shall remain in full force and effect regardless of whether the Second Lien Facility Documentation shall be executed and delivered and notwithstanding the termination of this Commitment Letter or the Committed Second Lien Lender’s commitments hereunder; provided that your obligations under this Commitment Letter, other than those relating to the confidentiality of the Fee Letters, shall automatically terminate and be superseded by the Second Lien Facility Documentation upon the initial funding thereunder and the payment of all amounts owing at such time hereunder and under the Fee Letters, and you shall be automatically released from all liability in connection therewith at such time.

14

We hereby notify you that pursuant to the requirements of the USA PATRIOT Act, Title III of Pub.L.107-56 (signed into law October 26, 2001, as amended from time to time, the “PATRIOT Act”) and the Customer Due Diligence Requirements for Financial Institutions issued by the U.S. Department of Treasury Financial Crimes Enforcement Network under the Bank Secrecy Act (such rule published May 11, 2016 and effective May 11, 2018, as amended from time to time, the “CDD Rule”), the Committed Second Lien Lender is required to obtain, verify and record information that identifies each Borrower and each Guarantor, which information includes the name, address, tax identification number and other information regarding each Borrower and each Guarantor that will allow the Committed Second Lien Lender to identify such Borrower and such Guarantor in accordance with the PATRIOT Act and the CDD Rule. This notice is given in accordance with the requirements of the PATRIOT Act and the CDD Rule and is effective as to the Committed Second Lien Lender.

This Commitment Letter and the Fee Letters shall become effective upon the execution and delivery by all parties hereto and thereto and the acknowledgment by each of the Committed Lenders (as defined in the Corgi Commitment Letter). This Commitment Letter and the commitments and undertakings of the Committed Second Lien Lender hereunder shall automatically terminate upon the first to occur of (i) the date the Acquisition Agreement is terminated by you or otherwise validly terminated in accordance with its terms prior to the consummation of the Transactions, (ii) December 2, 2022 (the “Expiration Date”) (provided, if the Termination Date under and as defined in the Acquisition Agreement is automatically extended under Section 8.2(a) of the Acquisition Agreement to February 24, 2023, then the Expiration Date shall automatically be extended to March 3, 2023), unless the Committed Second Lien Lender shall, in its discretion, agree to an extension and (iii) the consummation of the Transactions with or without the funding of the Second Lien Facility. You shall have the right to terminate this Commitment Letter and the commitments of the Committed Second Lien Lender hereunder with respect to the Second Lien Facility at any time upon written notice to the Committed Second Lien Lender from you, subject to your surviving obligations as set forth in the third to last paragraph of this Commitment Letter and in the Fee Letters.

[Remainder of this page intentionally left blank]

15

The Committed Second Lien Lender is pleased to have been given the opportunity to assist you in connection with the financing for the Transactions.

Very truly yours,

[signature pages follow]

OWL ROCK CAPITAL ADVISORS LLC

By:	/s/ Jeff Walwyn
Name: Jeff Walwyn
Title: Authorized Signatory

OWL ROCK CAPITAL CORPORATION

By:	/s/ Jeff Walwyn
Name: Jeff Walwyn
Title: Authorized Signatory

[Signature Page to Project Corgi Second Lien Commitment Letter]

Accepted and agreed to as of
the date first above written:

CORGI BIDCO, INC.

By:	/s/ Rima Simson
Name: Rima Simson
Title: Vice President, Treasurer and Secretary

[Signature Page to Project Corgi Second Lien Commitment Letter]

ACKNOWLEDGEMENT

dated June 30, 2022

Each of the Committed Lenders (as defined in the Corgi Commitment Letter) hereby (i) acknowledges and agrees that the commitments of the Committed Second Lien Lender (as defined in the Commitment Letter) under the Commitment Letter constitute commitments to provide an Alternate Second Lien Facility (as defined in the Corgi Commitment Letter) and (ii) fully, finally and irrevocably waives any and all time limits under the Corgi Commitment Letter for entry into such Alternate Second Lien Facility (as defined in the Corgi Commitment Letter). UBS Securities LLC (“UBS Securities”) (in its capacity as “lead left” Lead Second Lien Facility Arranger (as defined in the Corgi Commitment Letter)), on behalf of the Committed Lenders (as defined in the Corgi Commitment Letter), is hereby deemed notified that AcquisitionCo has entered into commitments with respect to an Alternate Second Lien Facility (as defined in the Corgi Commitment Letter). Pursuant to the Corgi Commitment Letter, AcquisitionCo shall have no further obligations under the Corgi Commitment Letter or under the Fee Letter (as defined in the Corgi Commitment Letter) with respect to the amount of the Second Lien Facility (as defined in the Corgi Commitment Letter) equal to the amount of commitments obtained in respect of the Alternate Second Lien Facility (as defined in the Corgi Commitment Letter) (including with respect to the payment of the Second Lien Underwriting Fee (as defined in the Fee Letter (as defined in the Corgi Commitment Letter)) (other than the Initial Second Lien Underwriting Fee (as defined in the Fee Letter (as defined in the Corgi Commitment Letter))) or the Second Lien Upfront Fee (as defined in the Fee Letter (as defined in the Corgi Commitment Letter))) and all of the Committed Lenders’ (as defined in the Corgi Commitment Letter) commitments with respect to the Second Lien Facility (as defined in the Corgi Commitment Letter) are hereby immediately and irrevocably terminated.

This Acknowledgement may be executed in any number of counterparts, each of which shall be an original and all of which, when taken together, shall constitute one agreement. Delivery of an executed counterpart of a signature page of this Acknowledgement by facsimile transmission, e-mail or other electronic transmission (e.g., a “pdf”, “tiff” or DocuSign) shall be effective as delivery of a manually executed counterpart hereof. For purposes hereof, the words “execution,” “execute,” “executed,” “signed,” “signature” and words of like import shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formulations on electronic platforms, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transaction Act.

[Acknowledgment]

THIS ACKNOWLEDGEMENT AND THE RIGHTS AND DUTIES OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO ITS PRINCIPLES OR RULES OF CONFLICT OF LAWS TO THE EXTENT SUCH PRINCIPLES OR RULES ARE NOT MANDATORILY APPLICABLE BY STATUTE AND WOULD REQUIRE OR PERMIT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION; PROVIDED THAT, NOTWITHSTANDING THE FOREGOING TO THE CONTRARY, IT IS UNDERSTOOD AND AGREED THAT ANY DETERMINATIONS AS TO (A) WHETHER ANY REPRESENTATIONS AND WARRANTIES MADE BY OR ON BEHALF OF, OR WITH RESPECT TO, THE TARGET OR ANY OF ITS SUBSIDIARIES IN THE ACQUISITION AGREEMENT HAVE BEEN BREACHED, (B) WHETHER YOU (AND ANY OF YOUR AFFILIATES THAT IS A PARTY TO THE ACQUISITION AGREEMENT) CAN TERMINATE YOUR (AND THEIR) OBLIGATIONS UNDER THE ACQUISITION AGREEMENT (OR OTHERWISE DECLINE TO CONSUMMATE THE ACQUISITION), IN EACH CASE, WITHOUT LIABILITY TO ANY OF YOU, THE SPONSORS OR ANY OF YOUR OR THEIR RESPECTIVE AFFILIATES, (C) WHETHER A COMPANY MATERIAL ADVERSE EFFECT (AS DEFINED IN THE ACQUISITION AGREEMENT) HAS OCCURRED, AND (D) WHETHER THE ACQUISITION HAS BEEN CONSUMMATED IN ACCORDANCE WITH THE TERMS OF THE ACQUISITION AGREEMENT, SHALL, IN EACH CASE, BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAW (AS DEFINED IN THE ACQUISITION AGREEMENT) OF THE STATE OF DELAWARE WITHOUT REGARD TO THE CONFLICT OR CHOICE OF LAW PRINCIPLES THEREOF.

EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES THE RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM BROUGHT BY OR ON BEHALF OF ANY PARTY RELATED TO OR ARISING OUT OF THIS ACKNOWLEDGEMENT OR THE PERFORMANCE OF SERVICES HEREUNDER.

Each of the parties hereto hereby irrevocably and unconditionally (a) submits, for itself and its property, to the exclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in New York County, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Acknowledgement, or the transactions contemplated hereby, and agrees that, to the extent permitted by law, all claims in respect of any such action or proceeding shall be heard and determined in such New York State court or in such Federal court, (b) waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or

[Acknowledgment]

relating to this Acknowledgement or the transactions contemplated hereby, in any such New York State court or in any such Federal court, (c) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court and (d) agrees that a final judgment in any such suit, action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Each of the parties hereto agrees to commence any such action, suit, proceeding or claim either in the United States District Court for the Southern District of New York or in the Supreme Court of the State of New York, New York County, in each case, located in the Borough of Manhattan.

[signature pages follow]

[Acknowledgment]

DEUTSCHE BANK AG NEW YORK BRANCH

By:	/s/ Bill Frauen
Name: Bill Frauen
Title: Managing Director

By:	/s/ Ilir Hasi
Name: Ilir Hasi
Title: Director

DEUTSCHE BANK SECURITIES INC.

By:	/s/ Bill Frauen
Name: Bill Frauen
Title: Managing Director

By:	/s/ Ilir Hasi
Name: Ilir Hasi
Title: Director

[Signature Page to Acknowledgement]

UBS AG, STAMFORD BRANCH

By:	/s/ David Juge
Name: David Juge
Title: Managing Director

By:	/s/ Bruce Mackenzie
Name: Bruce Mackenzie
Title: Managing Director

UBS SECURITIES LLC

By:	/s/ David Juge
Name: David Juge
Title: Managing Director

By:	/s/ Bruce Mackenzie
Name: Bruce Mackenzie
Title: Managing Director

[Signature Page to Acknowledgement]

BANK OF MONTREAL

By:	/s/ Eric Oppenheimer
Name: Eric Oppenheimer
Title: Managing Director

BMO CAPITAL MARKETS CORP.

By:	/s/ Colin Bathgate
Name: Colin Bathgate
Title: Managing Director

[Signature Page to Acknowledgement]

MIZUHO BANK, LTD.

By:	/s/ Raymond Ventura
Name: Raymond Ventura
Title: Managing Director

[Signature Page to Acknowledgement]

TD SECURITIES (USA) LLC

By:	/s/ K. Alper Ilgar
Name: K. Alper Ilgar
Title: Managing Director

THE TORONTO-DOMINION BANK, NEW YORK BRANCH

By:	/s/ Pradeep Mehra
Name: Pradeep Mehra
Title: Managing Director

[Signature Page to Acknowledgement]

SANTANDER BANK, N.A.

By:	/s/ William Maag
Name: William Maag
Title: Managing Director

[Signature Page to Acknowledgement]

ING CAPITAL LLC

By:	/s/ Roy De Jongh
Name: Roy De Jongh
Title: Director

By:	/s/ Clifford Beltzer
Name: Clifford Beltzer
Title: Director

[Signature Page to Acknowledgement]

CONFIDENTIAL	EXHIBIT A

Project Corgi

Transaction Description

Capitalized terms used but not defined in this Exhibit A shall have the meanings set forth in the Commitment Letter to which this Exhibit A is attached (the “Commitment Letter”), in the other Exhibits to the Commitment Letter or in the Corgi Commitment Letter (as defined in the Commitment Letter).

The Sponsors, together with (at the Sponsors’ election) one or more other investors arranged by and designated by the Sponsors (collectively with the Sponsor, the “Investors”), intend to consummate the Acquisition (as defined below). In connection with the foregoing, the Sponsors have established or intend to establish (1) a newly formed U.S. limited partnership (“TopCo”), (2) a newly formed Delaware limited partnership and a wholly-owned subsidiary of TopCo (“HoldCo”), (3) a newly formed Delaware limited partnership and a wholly-owned subsidiary of HoldCo (“Holdings”), (4) a newly formed Delaware limited partnership and a wholly-owned subsidiary of Holdings (the “Company”), (5) Corgi BidCo, Inc., a newly formed Delaware corporation and a wholly-owned subsidiary of the Company (“AcquisitionCo”), (6) a newly formed Delaware limited liability company and a wholly-owned subsidiary of the Company (“U.S. BidCo I”), (7) a newly formed Delaware limited liability company and a wholly-owned subsidiary of the Company (“U.S. BidCo II”), (8) a newly formed company incorporated under the laws of England and Wales and a wholly-owned subsidiary of the Company (“U.K. BidCo”) and (9) Corgi Merger Sub, Inc., a newly formed Delaware corporation and a wholly-owned subsidiary of AcquisitionCo (“Merger Sub”).

In connection with the foregoing, it is intended that:

a)

The Investors will, directly or indirectly (including through one or more holding companies), make cash equity contributions to Holdings (the “Equity Contribution”) in an aggregate amount that, when combined with the value of the equity of management and existing equity holders of the Target and its subsidiaries retained, rolled over or otherwise invested in TopCo in connection with the Transactions (as defined below), equals at least 35.0% of the pro forma capitalization of TopCo and its subsidiaries (to be defined as the sum of (I) 100% of the aggregate principal amount of funded third party debt for borrowed money of the Borrowers (subject to adjustment as provided below), plus (II) the total amount of equity (including any equity retained, rolled over or otherwise invested as provided above) of TopCo and its subsidiaries) as of the Closing Date after giving effect to the Transactions (for purposes of this determination, (1) debt shall be less the amount of cash on the balance sheet of the Target and its subsidiaries after giving effect to the Transactions and (2) excluding for purposes of this determination increased levels of debt (x) from any borrowing under the First Lien Revolving Facility on or after the Closing Date not utilized to finance Transaction Costs (as defined below) (including any borrowing used to finance working capital purposes (including any refinancing of indebtedness incurred for working capital purposes)) and (y) as a result of all original issue discount and/or upfront fees in respect of the Facilities (including any additional amounts funded to finance any “flex” OID with respect to First Lien Facilities or the Second Lien Facility), which amount, together with proceeds from the Facilities, shall be used inter alia to consummate the Acquisition, to fund the Refinancing (as defined below), to pay fees, premiums and expenses incurred in connection with the Transactions (such fees, premiums and expenses, together with the Acquisition Consideration (as defined below) and the Refinancing, the “Transaction Costs”) and for any other purpose not prohibited under the Facilities; provided that, immediately after the consummation of the Transactions on the Closing Date, the Sponsors will, directly or indirectly, control a majority of the economic and voting interests in AcquisitionCo; provided, further, that, to the extent any stockholder or other equity holder of the Target has exercised appraisal rights in connection with the Transactions, then on the Closing Date the Investors may elect to issue one or more equity commitment letters in an aggregate amount not less than the amount of consideration that would otherwise be paid under the Acquisition Agreement in respect of the shares or other equity interests subject to such appraisal rights (the “Appraisal Shares”) and, for purposes of this Commitment Letter, an aggregate amount of such equity commitment letters up to, but not in excess of, the amount of consideration that would otherwise be paid under the Acquisition Agreement in respect of the Appraisal Shares shall be included in the amount and percentage of the Equity Contribution from and after the Closing Date as if such amount was funded in cash (with it being understood that, on or prior to the date of the final resolution of all such appraisal rights, the lesser of (a) the amount necessary to satisfy such appraisal rights in full and (b) the full amount committed under such equity commitment letters shall be drawn and funded, directly or indirectly, in cash to the Target in the form of common equity, or other equity on terms reasonably acceptable to the Committed Second Lien Lender) (the “Post-Closing Equity Contribution”).

b)

Pursuant to the Agreement and Plan of Merger (together with the Target’s disclosure schedules delivered in connection therewith, and as further amended, supplemented, waived or otherwise modified from time to time in accordance with paragraph 1 of the Summary of Additional Conditions, collectively, the “Acquisition Agreement”), among, inter alia, AcquisitionCo, Merger Sub and Covetrus, Inc., AcquisitionCo will, directly or indirectly, acquire all of the issued and outstanding equity interests of the Target (such acquisition, the “Acquisition”) and Merger Sub will merge with and into the Target, with the Target surviving such merger. Pursuant to the Acquisition, the Target’s equity holders shall have the right to receive the amounts required to consummate the Acquisition (collectively, the “Acquisition Consideration”) in accordance with the terms of the Acquisition Agreement.

c)

The Borrowers will obtain or cause to be obtained the Facilities, consisting of (1) up to $1,525.0 million (plus any additional amounts funded to finance any “flex” OID with respect to the First Lien Facilities) under the First Lien Term Loan Facility, (2) up to $300.0 million under the First Lien Revolving Facility, and (3) up to $425.0 million (plus, at AcquisitionCo’s option pursuant to the terms of the Second Lien Facility Term Sheet, the amount of any Second Lien Flex Increase) under the Second Lien Facility, in each case, on the closing date of the Acquisition.

d)

All amounts outstanding on the Closing Date (other than contingent obligations and letters of credit that are cash collateralized, backstopped or “grandfathered” as having been issued under the First Lien Facilities) under that certain Credit Agreement, dated as of February 7, 2019 (as amended, supplemented, waived or otherwise modified from time to time, the “Existing Credit Agreement”), among the Target, the lenders party thereto, and JPMorgan Chase Bank, N.A. as administrative agent and collateral agent, will be repaid, redeemed, defeased, terminated or otherwise discharged (or notice for the repayment, redemption, defeasance, termination or discharge thereof will be given) (the “Refinancing”). In connection with the Acquisition, the Borrowers may directly or indirectly distribute, contribute or lend funds to the borrowers under such facilities in order to consummate the Refinancing, which loans may be forgiven, contributed or distributed at the Borrowers’ discretion.

The transactions described above and the payment of related fees, premiums and expenses are collectively referred to herein as the “Transactions”.

EXHIBIT B

Project Corgi

[Reserved]

B-1

CONFIDENTIAL	EXHIBIT C

Project Corgi

Second Lien Facility

Summary of Principal Terms and Conditions

All capitalized terms used but not defined herein shall have the meanings given to them in the Commitment Letter to which this term sheet is attached, including the other Exhibits thereto or in the Corgi Commitment Letter (as defined in the Commitment Letter).

Borrowers:	The Borrowers under the First Lien Facilities (the “Borrowers”). The Company may, in its sole discretion, designate one or more of its direct or indirect wholly-owned U.S. subsidiaries as co-borrowers, on a joint and several basis; provided that any such designation will be subject to delivery of all necessary “know your customer” documentation and information in a manner consistent with the Precedent Facility (as defined in the Corgi Commitment Letter).

Transactions:	As set forth in Exhibit A to the Commitment Letter.

Agents:	ORCC will act as sole and exclusive administrative agent and collateral agent (in such capacity, the “Second Lien Administrative Agent”) in respect of the Second Lien Facility, and will perform the duties customarily associated with such roles.

Second Lien Lenders:	Owl Rock and the other financial institutions reasonably acceptable to the Company (the “Second Lien Lenders”).

Second Lien Facility:	An alternate second lien secured term loan facility in lieu of the Initial Second Lien Facility in an aggregate principal amount of up to $425.0 million (plus, at AcquisitionCo’s option pursuant to the terms of the Commitment Letter, the amount of any Second Lien Flex Increase) (the “Second Lien Facility”; the loans thereunder, the “Second Lien Loans”).

Incremental Second Lien Facility:	The Second Lien Facility will permit the Borrowers to add additional term loans under the Second Lien Facility or one or more incremental term loan facilities, which, for the avoidance of doubt, may take the form of delayed draw term loans, to be included in the Second Lien Facility (each, an “Incremental Second Lien Facility”;

the loans thereunder, the “Incremental Second Lien Loans”) in an aggregate principal amount for all such increases and incremental facilities not to exceed the sum of (a) an unlimited amount if, after giving effect to the incurrence of such amount, the Total Secured Leverage Ratio (as defined below) is equal to or less than 7.00:1.00 (and assuming all such amounts (including amounts incurred as described in the final paragraph under the heading “Incremental Second Lien Facility”) were secured on a second lien secured basis, whether or not so secured, but excluding amounts incurred in accordance with the following clause (b)) (the amount available under this clause (a), the “Second Lien Ratio Incremental Facility”) and (b) the greater of (x) $70.0 million and (y) an amount equal to 25% of pro forma EBITDA for the four most recently ended fiscal quarters for which financial statements of the Company are available (the amount available under this clause (b), the “Second Lien Cash Capped Incremental Facility”); provided that (x) at the Company’s option, capacity under the Second Lien Ratio Incremental Facility shall be deemed to be used before capacity under the Second Lien Cash Capped Incremental Facility and (y) loans may be incurred under the Second Lien Ratio Incremental Facility, the Second Lien Cash Capped Incremental Facility, the First Lien Revolving Facility, any other revolving credit facility and/or any other applicable basket that is not based on a Total Secured Leverage Ratio incurrence test, and proceeds from any such incurrence may be utilized in a single transaction or series of related transactions by first calculating the amount available to be incurred under the Second Lien Ratio Incremental Facility by disregarding any concurrent utilization of the Second Lien Cash Capped Incremental Facility, the First Lien Revolving Facility, any other revolving credit facility and/or any other applicable basket that is not based on a Total Secured Leverage Ratio incurrence test (provided that any portion of any Incremental Second Lien Facility incurred under the Second Lien Cash Capped Incremental Facility may be reclassified, as the Company may elect from time to time, as having been incurred under the Second Lien Ratio Incremental Facility if the Company meets the ratio under the Second Lien Ratio Incremental Facility at such time on a pro forma basis); provided further that (i) no existing Second Lien Lender will be required to participate in any such Incremental Second Lien Facility, (ii) no payment or bankruptcy event of default exists, or would exist after giving effect thereto, (iii) the final maturity date and the weighted average life to maturity of any such Incremental Second Lien Facility shall not be earlier than, or shorter than, as the case may be, the maturity date or the weighted average life to maturity, as applicable, of the Second Lien Facility (subject to exceptions for customary bridge financings and escrow or similar arrangements), (iv) the interest rates applicable to any Incremental Second Lien Facility, and (subject to clause (iii) above) the amortization schedule applicable to any Incremental Second Lien Facility shall be determined by the Company and the lenders thereunder; (v) any Incremental Second Lien Facility shall be on terms and pursuant to documentation reasonably satisfactory to the Company; and (vi) the Borrowers shall not incur any Incremental Second Lien Facility without first providing the existing Second Lien Lenders (on a pro rata basis) the opportunity to provide such Incremental Second Lien Facility on substantially the same terms and conditions prior to offering the opportunity of providing such Incremental Second Lien Facility to any other person on such terms and conditions (provided that the existing Second Lien Lenders must accept such opportunity to provide such proposed Incremental Second Lien Facility within three business days or else be deemed to have declined the opportunity to provide such Incremental Second Lien Facility and the Borrowers shall then have (x) the right to have a lender other the applicable existing Second Lien Lenders provide such Incremental Second Lien Facility and (y) no subsequent obligation to provide the existing Second Lien Lenders the opportunity to provide such Incremental Second Lien Facility even if the terms change in good faith from those originally offered).

The Second Lien Facility Documentation will include “limited condition transactions” provisions substantially similar to (and, in any event, no less favorable to the Sponsor, the Company and its subsidiaries than) those provisions for “limited condition transactions” contained in the First Lien Facilities Documentation (as defined in Exhibit B to the Corgi Commitment Letter).

As used herein, the “Total Secured Leverage Ratio” means the ratio of total secured net debt for borrowed money that is secured by liens on the Collateral (as defined in Exhibit B to the Corgi Commitment Letter) (calculated (x) net of (1) unrestricted cash and cash equivalents (it being understood that unrestricted cash and cash equivalents shall be measured as of the most recent fiscal month of the Company for which consolidated financial statements are available) other than the proceeds of any indebtedness that are not intended to be used for working capital purposes (other than to the extent such proceeds are intended to be promptly applied), if applicable, borrowed at the time of determination and (2) cash and cash equivalents which cash collateralize letters of credit issued on behalf of the Company or any of its restricted subsidiaries, including the cash proceeds of any indebtedness being incurred at the time of determination and (y) excluding (i) any debt secured by a junior lien on the Collateral or that is contractually subordinated in right of payment to the Second Lien Loans, (ii) any outstanding First Lien Revolving Loans and other revolving loans used to finance the working capital needs of the Company and its subsidiaries (as determined by the Company in good faith), (iii) any unreimbursed outstanding drawn amounts under funded letters of credit (provided that such amounts shall not be counted as debt until five business days after such amounts were drawn), (iv) obligations under or in respect of any Special Purpose Financing (as defined in the Precedent Facility), (v) indebtedness or other obligations arising from any cash management or related services and (vi) financing leases and any other lease obligations (the foregoing clauses (x) and (y), collectively, the “Debt Adjustments”) to trailing four-quarter EBITDA (to be defined as set forth under the heading “Documentation” below and in any event shall include, without duplication, (x) adjustments for pro forma “run rate” cost savings, operating expense reductions, revenue or operating enhancements and synergies (including revenue synergies, including those related to new business and customer wins, the modification or renegotiation of contracts and other arrangements and pricing adjustments and increases) relating to the Transactions or operational changes or other initiatives that are projected by the Company in good faith to result from actions that have been taken or with respect to which substantial steps have been taken or are expected to be taken (in the good faith determination of the Company) within 24 months after the Closing Date or the consummation of any such operational change or other initiatives, respectively, net of the amount of the actual benefits realized during such period from such actions; provided that the add-backs pursuant to this clause (x) shall not exceed 30.0% of EBITDA for any four fiscal quarter period (calculated after giving effect to such add-backs); provided, further that in no event shall such cap apply to any projected cost savings, operating expense reductions, operating enhancements and synergies attributable to (A) the Transactions and reflected in any of (x) the Model, (y) the QoE, or (z) the Confidential Information Memorandum or (B) any other acquisition or other investment permitted under the Second Lien Facility Documentation and reflected in any quality of earnings analysis prepared by independent certified public accountants of nationally recognized standing or any other accounting firm reasonably acceptable to the Second Lien Administrative Agent (it being understood that any “Big Four” accounting firms are acceptable) and delivered to the Second Lien Administrative Agent, (y) additions of the type reflected in any of (i) the Sponsors’ financial model, dated as of May 9, 2022 (the “Model”), (ii) the Quality of Earnings report of PricewaterhouseCoopers LLP, dated as of May 6, 2022 (the “QoE”), (iii) the Confidential Information Memorandum and (iv) any other quality of earnings analysis prepared by independent certified public accountants of nationally recognized standing or any other accounting firm reasonably acceptable to the Second Lien Administrative Agent (it being understood that any “Big Four” accounting firms are acceptable) and delivered to the Second Lien Administrative Agent in connection with an acquisition or other investment permitted under the Second Lien Facility Documentation, and (z) solely with respect to the Company’s technology business, (i) the amortization of Capitalized Software Expenditures (to be defined in a manner consistent with the EP Credit Agreement) and (ii) an addback for internal software development costs that are expensed during the period but which could have been capitalized in accordance with GAAP, “EBITDA”).

The Second Lien Facility will permit the Borrowers to utilize availability under the Incremental Second Lien Facility amount to issue second or junior lien secured notes or loans (subject to (A) the Intercreditor Agreements (as defined under the heading “Security” below) and/or (B) other intercreditor terms to be agreed (such terms referred to in clauses (A) and (B), the “Intercreditor Terms”)) or unsecured notes or loans, with the amount of such secured or unsecured notes or loans incurred and outstanding pursuant to the Second Lien Cash Capped Incremental Facility reducing the aggregate principal amount available for the Incremental Second Lien Facilities pursuant to the Second Lien Cash Capped Incremental Facility (“Second Lien Incremental Equivalent Debt”); provided that, such secured or unsecured notes or loans (i) do not mature prior to the maturity date of, or have a shorter weighted average life to maturity than, loans under the Second Lien Facility (subject to exceptions for customary bridge financings and escrow or similar arrangements), (ii) shall not (subject to exceptions for escrow or similar arrangements consistent with those in the Precedent Facility) be secured by any lien on any asset of any Borrower or any Guarantor (as defined under the heading “Guarantees” below) that does not also secure the Second Lien Facility, or be guaranteed by any person other than the Guarantors and (iii) in the case of any such secured notes or loans, shall be subject to an intercreditor agreement consistent with the Intercreditor Terms above.

Second Lien Refinancing Facility:	The Second Lien Facility Documentation will include “refinancing facilities” provisions substantially similar to (and, in any event, no less favorable to the Sponsor, the Company and its subsidiaries than) those provisions for “refinancing facilities” contained in the First Lien Facilities Documentation.

Purpose:	The proceeds of borrowings under the Second Lien Facility will be used by the Borrowers, on or after the Closing Date, together with the proceeds of borrowings of under the First Lien Facilities and the proceeds of the Equity Contribution, solely to finance Transaction Costs.

Availability:	The Second Lien Facility will be available in a single drawing on the Closing Date. Amounts borrowed under the Second Lien Facility that are repaid or prepaid may not be reborrowed.

Interest Rates and Fees:	As set forth in Annex I to this Second Lien Facility Term Sheet.

Default Rate:	With respect to overdue principal, the applicable interest rate plus 2.00% per annum, with respect to overdue interest, the applicable interest rate for the principal of the related loan plus 2.00% per annum, and with respect to any other overdue amount, the interest rate applicable to ABR loans (as defined in Annex I to this Second Lien Facility Term Sheet) plus 2.00% per annum.

Final Maturity and Amortization:	The Second Lien Facility will mature on the date that is eight years after the Closing Date (the “Second Lien Maturity Date”), with no amortization and all amounts outstanding thereunder payable on the Second Lien Maturity Date; provided that the Second Lien Facility Documentation shall provide the right of individual Second Lien Lenders to agree to extend the maturity of their Second Lien Loans upon the request of the Company and without the consent of any other Second Lien Lender (as further described under the heading “Voting” below).

Guarantees:	All obligations of the Borrowers under the Second Lien Facility (the “Second Lien Borrower Obligations”) will be guaranteed by the same guarantors that guarantee the First Lien Facilities (such guarantors, the “Guarantors”;

and together with the Borrowers, the “Loan Parties”; and each a “Loan Party”; and such guarantees, the “Guarantees”). Each guarantee in respect of the Second Lien Facility will be automatically released upon the release of the corresponding Guarantee of the First Lien Facilities (other than any release in connection with the payment in full of all amounts outstanding under the First Lien Facilities). It is understood that any subsidiary of the Company that is excluded from the guarantee requirements under the First Lien Facilities Documentation shall not be a Guarantor.

Unrestricted Subsidiaries:	Subject to the restricted payments covenant in the Second Lien Facility Documentation, the Company may designate any subsidiary as an “unrestricted subsidiary” and subsequently redesignate any such unrestricted subsidiary as a restricted subsidiary. Unrestricted subsidiaries will not be subject to the representations and warranties, covenants, events of default or other provisions of the Second Lien Facility Documentation, and the results of operations and indebtedness of unrestricted subsidiaries will not be taken into account for purposes of calculating any financial metric contained in the Second Lien Facility Documentation except to the extent of distributions received therefrom.

Security:	Subject to the limitations set forth below in this section, and, on the Closing Date, to the Funding Conditions Provision, the Second Lien Borrower Obligations and the Guarantees will be secured by a security interest in the Collateral, which security interest in the Collateral will be second in priority (as among the First Lien Facilities and the Second Lien Facility), and subject to liens permitted to exist under the Second Lien Facility Documentation, it being understood that the Collateral shall not include Excluded Assets (as defined in Exhibit B to the Corgi Commitment Letter), including those assets as to which the First Lien Administrative Agent and the Company reasonably determine that the costs of obtaining such security interests in such assets or perfection thereof are excessive in relation to the benefit to the First Lien Lenders (as defined in the Corgi Commitment Letter) of the security to be afforded thereby.

For the avoidance of doubt, Collateral owned by any Borrower shall secure such Borrower’s obligations, and Collateral owned by any Guarantor shall secure such Guarantor’s obligations.

The priority of security interests and relative rights of the lenders under the First Lien Facilities and the Second Lien Lenders under the Second Lien Facility shall be subject to intercreditor arrangements to be set forth in an intercreditor agreement substantially in the form of an exhibit to the definitive credit agreement for the Second Lien Facility (the “Intercreditor Agreement”). The terms of the Intercreditor Agreement will be consistent with, substantially similar to and no less favorable to the Sponsor, the Company and its subsidiaries than the form of the intercreditor agreement attached as Exhibit J-1 to the Precedent Facility; provided, that the terms of the Intercreditor Agreement will (i) include a reciprocal right that if the lenders under the First Lien Facilities hold incremental and/or new collateral, such lenders will be required to hold such collateral for the benefit of the Second Lien Lenders under the Second Lien Facility (in accordance with the terms of the Intercreditor Agreement), (ii) include a reciprocal right that the lenders under the First Lien Facilities waive their right to contest or challenge the liens granted in favor of the Second Lien Lenders under the Second Lien Facility, (iii) in the definition of “Exercise Any Secured Creditor Remedies”, make it clear that any acceleration of the Second Lien Loans will not be prohibited during any standstill period and (iv) provide that, if the liens of the First Lien Lenders are released pursuant to (x) any sale, transfer or other disposition permitted under the First Lien Facilities Documentation or (y) the approval of the requisite majority of First Lien Lenders, the liens of the Second Lien Lenders shall only be released over corresponding assets to the extent permitted under the Second Lien Facility Documentation or as otherwise approved by the requisite majority of Second Lien Lenders. Without limiting the foregoing, the Second Lien Facility Documentation and the Intercreditor

Agreement will allow additional debt that is permitted under the Second Lien Facility Documentation to be incurred and secured, and to share ratably in the collateral securing the Second Lien Facility on (at the Company’s option) a first priority, second priority or junior priority basis with respect to the Collateral.

The second lien pledges, security interests and mortgages shall be created and perfected on terms, and pursuant to documentation, consistent with and substantially similar to (and in any event no less favorable to the Sponsors, the Company and its subsidiaries than) the First Lien Collateral Documentation (as defined in Exhibit B to the Corgi Commitment Letter).

For the avoidance of doubt, (i) no actions in any non-U.S. jurisdiction or required by the laws of any non-U.S. jurisdiction shall be required in order to create any security interests in assets located or titled outside of the U.S. or to perfect any security interests therein (it being understood that there shall be no security agreements or pledge agreements governed under the laws of any non-U.S. jurisdiction) and (ii) to the extent not automatically perfected by UCC filings in the jurisdiction of incorporation or organization, no Loan Party shall be required to take any actions in order to perfect any security interests granted with respect to any assets specifically requiring perfection through control (including cash, cash equivalents, deposit accounts, securities accounts or other bank accounts, but excluding the assets described in clause (a) of the first paragraph under the heading “Security” in Exhibit B to the Corgi Commitment Letter and material intercompany notes; provided that the assets described in such clause (a) may be perfected by being held by the First Lien Administrative Agent, the Second Lien Administrative Agent or in accordance with the Intercreditor Agreement).

Mandatory Prepayments:	Subject to the next succeeding paragraph, the Second Lien Loans shall be prepaid with (a) commencing with the first full fiscal year of the Company to occur after the Closing Date, an amount equal to (i) 50% of Excess Cash

Flow (to be defined consistent with “Documentation” below, “Second Lien Excess Cash Flow”) minus (ii) the First Lien Amount (as defined below) (the “Second Lien ECF Prepayment Amount”), with a reduction to zero based upon achievement of a Total Secured Leverage Ratio of 6.50:1.00; provided that (v) the calculation of Total Secured Leverage Ratio shall give pro forma effect to any partial prepayment with the Second Lien ECF Prepayment Amount, (w) no prepayment shall be required unless the Second Lien ECF Prepayment Amount exceeds the greater of (i) $87.5 million and (ii) an amount equal to 31.25% of pro forma EBITDA for the four most recently ended fiscal quarters for which financial statements of the Company are available (the “Second Lien ECF Threshold Basket”), and in such case, the Second Lien ECF Prepayment Amount shall be the amount in excess thereof, (x) the portion of such Second Lien ECF Prepayment Amount required by the terms of any other debt with pari passu lien priority with the Second Lien Facility (“Second Lien Pari Passu Debt”) to be applied or offered to prepay or purchase such Second Lien Pari Passu Debt on a pro rata basis with the Second Lien Loans (and so long as the Second Lien Loans are offered no less than a ratable share of such Second Lien ECF Prepayment Amount) and (y) in any fiscal year any (1) mandatory prepayment made as a result of any non-ordinary course asset sales or other dispositions of assets by the Company or any of its restricted subsidiaries (including insurance and condemnation proceeds) or voluntary prepayments, repurchases or redemptions of loans under the Second Lien Facility, any Incremental Second Lien Facility or Second Lien Pari Passu Debt, in each case, including the amount of any premium, make-whole or penalty payments, (2) voluntary prepayments, repurchases or redemptions of loans under the Second Lien Facility or any Incremental Second Lien Facility, (3) investments or other permitted restricted payments or (4) capital expenditures or acquisitions of intellectual property, in each case, made (or, in the case of clauses (3) and (4), committed to be made) during such fiscal year or, at the Company’s option and without duplication, after such fiscal year end and prior to the time such Second Lien Excess Cash Flow payment is due, shall in each case of clauses (x) and (y) be credited against excess cash flow prepayment obligations for such fiscal year on a dollar-for-dollar basis (other than, in the case of clause (y), to the extent such prepayments are funded with the proceeds of long-term indebtedness); (b) 100% of the net cash proceeds received from the incurrence of indebtedness by the Company or any of its restricted subsidiaries (other than the incurrence of indebtedness permitted under the Second Lien Facility, but including the proceeds of Specified Refinancing Term Loans (as defined in the Precedent Facility, “Refinancing Second Lien Facilities”); and (c) 100% of the net cash proceeds of all non-ordinary course asset sales or other dispositions of property by the Company or any of its restricted subsidiaries (including insurance and condemnation proceeds) in excess of an amount to be agreed and subject to the right of the Company and its restricted subsidiaries to reinvest such proceeds if such proceeds are reinvested (or committed to be reinvested) within 24 months and, if so committed to reinvestment, reinvested within 6 months thereafter (provided that the Company may elect to deem expenditures that otherwise would be permissible reinvestments that occur prior to receipt of the proceeds of an asset sale or other disposition to have been reinvested in accordance with the provisions hereof; provided, further, that such deemed expenditure shall have been made no earlier than the earliest of notice, execution of a definitive agreement for such asset sale or disposition and consummation of such asset sale or disposition) (the “Asset Sale Proceeds Amount”); and other exceptions no less favorable to the Sponsors, the Company and its subsidiaries than the standard set forth under the heading “Documentation” below; provided that the portion of such Asset Sale Proceeds Amount required by any Second Lien Pari Passu Debt to be applied or offered to prepay such Second Lien Pari Passu Debt on a pro rata basis with the Second Lien Loans (and so long as the Second Lien Loans are offered no less than a ratable share of such Asset Sale Proceeds Amount) shall be credited against asset sale proceeds prepayment obligations on a dollar-for-dollar basis; provided, further, that no prepayment shall be required with respect to the proceeds of a disposition (or insurance or condemnation event) of all or substantially all of a product line or line of business so long as the Consolidated Total Leverage Ratio (as defined in the Corgi Commitment Letter), on a pro forma basis (in each case, determined after giving effect to such prepayment), is less than or equal to 6.50:1.00. Notwithstanding the foregoing, mandatory prepayments made pursuant to clauses (a) and (c) above shall be limited to the extent that the Company determines in good faith that such prepayments would either (i) result in material adverse tax consequences to TopCo or one of its subsidiaries related to the repatriation of funds in connection therewith by foreign subsidiaries or (ii) (1) be prohibited or delayed by or violate or conflict with applicable law, (2) be restricted by applicable organizational documents or any agreement, (3) be subject to other organizational or administrative impediments or (4) conflict with the fiduciary duties of the applicable directors, or result in, or could reasonably be expected to result in, a material risk of personal or criminal liability for any applicable officer, director or manager, in each case, from being repatriated. The term “First Lien Amount” means, for any fiscal year, any voluntary or mandatory prepayments (including amortization payments) or repurchases of loans under the First Lien Facilities (including any First Lien Revolving Loans to the extent any commitments with respect thereto are permanently reduced), any other debt with pari passu lien priority with the First Lien Facilities (“First Lien Pari Passu Debt”) (including revolving loans to the extent any commitments with respect thereto are permanently reduced) and any other debt with lien priority that is senior to the Second Lien Facility, including any prepayment or repurchase of First Lien Term Loans or other term loans that constitute First Lien Pari Passu Debt or with lien priority that is senior to the Second Lien Facility at a discount to par with credit given to the actual cash amount of the prepayment or repurchase, in each case, (1) made during such fiscal year, (2) at the Company’s option and without duplication, made after such fiscal year end and at or prior to the time a payment based on the Second Lien ECF Prepayment Amount is due under the Second Lien Facility or (3) required under the terms thereof to be made based on Second Lien Excess Cash Flow or a percentage thereof for such fiscal year.

No mandatory prepayments of Second Lien Loans shall be required to the extent amounts outstanding under the First Lien Term Loan Facility, any First Lien Pari Passu Debt and any other first lien secured notes, loans or other indebtedness (any such indebtedness, “First Lien Debt”) are prepaid with the proceeds of such mandatory prepayments (and the amount of any such prepayment of the Second Lien Loans shall be reduced by any portion thereof that was first applied to repay, prepay, repurchase or retire First Lien Debt).

Within the Second Lien Facility, mandatory prepayments shall be applied first, to accrued interest and fees due on the amount of the prepayment under the Second Lien Facility and second, to the remaining outstanding principal amount under the Second Lien Facility.

At the Company’s option it may allow Second Lien Lenders to elect not to accept any mandatory prepayment made pursuant to clause (a) or (c) (each, a “Declining Lender”). Any prepayment amount declined by a Declining Lender or a holder of Second Lien Pari Passu Debt, as applicable, may be retained by the Borrowers and will increase the amount available to make restricted payments.

Voluntary Prepayments:	Voluntary prepayments of borrowings under the Second Lien Facility will be permitted at any time, in minimum principal amounts to be agreed upon, without premium (except as set forth below) or penalty, subject to reimbursement of the Second Lien Lenders’ redeployment costs actually incurred in the case of a prepayment of Term SOFR borrowings other than on the last day of the relevant interest period.

Any Second Lien Lender may, at its option, and if agreed by the Company, in connection with any prepayment of loans under the Second Lien Facility, exchange such Second Lien Lender’s portion of such loans to be prepaid for new indebtedness of the Borrowers, in lieu of all or part of such Second Lien Lender’s pro rata portion of such prepayment (and any such loans so exchanged shall be deemed repaid for all purposes), so long as (other than in connection with a refinancing in full of the Second Lien Facility) such indebtedness would not have a weighted average life to maturity earlier than the weighted average life to maturity of the Second Lien Loans being repaid.

All voluntary prepayments, all repricing transactions (to be defined in a manner consistent with “Repricing Transaction” (as defined in the Precedent Facility)) in respect of the Second Lien Facility, all prepayments made with proceeds of Refinancing Second Lien Facilities or indebtedness not permitted under the Second Lien Facility, all payments of assignments in respect of replacements of non-consenting Lenders and all prepayments made in connection with a “Change of Control Offer” (as defined in the Precedent Facility) will be subject to the following prepayment premiums: (i) 2.00% of the principal amount prepaid if such prepayment occurs on or prior to the one-year anniversary of the Closing Date, (ii) 1.00% of the principal amount prepaid if such prepayment occurs after the one-year anniversary of the Closing Date, but on or prior to the two-year anniversary of the Closing Date and (iii) none if such prepayment occurs after the two-year anniversary of the Closing Date.

Documentation:	The definitive documentation for the Second Lien Facility (the “Second Lien Facility Documentation”) will be separate from but substantially similar to (and no less favorable to the Sponsors, the Company and its subsidiaries than) the First Lien Facilities Documentation (including with respect to the EU and UK “bail-in” provisions and customary U.S. Department of Labor lender regulatory representations), and, in each case, will take into account and be modified fully as appropriate to (x) reflect the SOFR provisions in the SOFR Precedent (as defined in Exhibit B to the Commitment Letter), (y) reflect the terms set forth in the Commitment Letter, the inapplicability of the provisions relating to the revolving credit mechanics of the First Lien Revolving Facility and, if applicable, any substantive changes (other than any substantive changes that are more favorable to the Sponsors, the Company or its subsidiaries) made between the terms agreed in the Corgi Commitment Letter and the terms reflected in the final First Lien Facilities Documentation (provided that any applicable cushions between the First Lien Facilities Documentation and the Second Lien Facility Documentation are preserved) and (z) strictly ministerial administrative changes reasonably requested by the Second Lien Administrative Agent and agreed to by the Company. Notwithstanding the foregoing, the only conditions to the availability of the Second Lien Facility on the Closing Date shall be the applicable conditions set forth in the second sentence of the Funding Conditions Provision and in Exhibit D to the Commitment Letter.

Representations and Warranties:	The representations and warranties shall be substantially similar to (and, in any event, no less favorable to the Sponsors, the Company and its subsidiaries than) those representations and warranties contained in the First Lien Facilities Documentation.

The representations and warranties will be required to be made in connection with each extension of credit (including, subject to the Funding Conditions Provision, the extensions of credit on the Closing Date, but excluding extensions of credit under any Incremental Second Lien Facility), it being understood that the failure of any representation or warranty (other than the Specified Representations, subject to the Funding Conditions Provision) to be true and correct on the Closing Date will not constitute the failure of a condition precedent to funding or a default under the Second Lien Facility.

Conditions Precedent to Initial Extension of Credit:	The initial extensions of credit under the Second Lien Facility will be subject solely to (a) the applicable conditions set forth in the second sentence of the Funding Conditions Provision and in Exhibit D to the Commitment Letter and (b) the condition that the Specified Representations and, to the extent required by the Funding Conditions Provision, the Company

Representations shall be true and correct in all material respects on and as of the Closing Date (although any Specified Representation or Company Representation which expressly relates to a given date or period shall be required only to be true and correct in all material respects as of the respective date or for the respective period, as the case may be). To the extent that any representations and warranties made on, or as of, the Closing Date (or a date prior thereto) are qualified by or subject to “material adverse effect”, the definition thereof shall be “Company Material Adverse Effect” as defined in the Acquisition Agreement, for purposes of such representations and warranties.

Affirmative Covenants:	The affirmative covenants shall be substantially similar to (and, in any event, no less favorable to the Sponsors, the Company and its subsidiaries than) those affirmative covenants contained in the First Lien Facilities Documentation.

Negative Covenants:	The negative covenants shall be substantially similar to (and, in any event, no less favorable to the Sponsors, the Company and its subsidiaries than) those negative covenants contained in the First Lien Facilities Documentation (except that (I) the lien covenant will allow, among other things, (i) liens securing debt if, after giving effect to the incurrence of such amount, (A) in the case of liens having first priority, the Total First Lien Leverage Ratio (as defined in Exhibit B to the Corgi Commitment Letter) is equal to or less than 5.50:1.00 (it being understood that, for purposes of this exception, any liens that are senior in priority to the liens on the Collateral securing the Second Lien Loans shall be deemed to be first priority liens) or (B) in the case of liens that are not senior to the liens securing the Second Lien Facility, the Total Secured Leverage Ratio is equal to or less than 7.00:1.00 and (ii) liens on Collateral, if such liens rank junior to the liens on such Collateral in relation to the liens securing the Second Lien Loans and the Guarantees, as applicable; provided, that the lien covenant will not include a basket for liens securing contribution indebtedness, (II) the indebtedness covenant will (i) include, with respect to the corresponding exception under the Second Lien Facility Documentation for the exception specified in clauses (I)(ii) and (I)(iii) under the heading “Negative Covenants” in Exhibit B to the Corgi Commitment Letter, a cap on the amount of indebtedness that can be incurred by restricted subsidiaries that are not Guarantors or Escrow Subsidiaries in an amount equal to not less than the greater of $280.0 million and 100% of pro forma EBITDA, (ii) limit the RP Debt Basket (as defined in the Corgi Commitment Letter) to an amount that is equal to the amount of restricted payments that the Company and its restricted subsidiaries would have been able to make on the date of such incurrence under the specified restricted payment baskets, (iii) include, in lieu of the corresponding exception under the Second Lien Facility Documentation for the exception specified in clause (I)(iii)(z) under the heading “Negative Covenants” in Exhibit B to the Corgi Commitment Letter, a basket for the incurrence of other Indebtedness if after giving effect to the incurrence of such amount, the Consolidated Coverage Ratio is greater than or equal to 2.00:1.00, (iv) modify the basket in Section 8.1(b)(xi) of the Precedent Facility by modifying the definition of “Contribution Indebtedness” by removing the word “twice” appearing in such definition and (v) modify the basket in Subsection 8.1(b)(i)(I)(B)(y)(1) of the Precedent Facility by replacing “Borrowing Base” with “Domestic Borrowing Base”, (III) the restricted payments covenant will (i) allow (in lieu of the exception specified in clause (VIII)(b) under the heading “Negative Covenants” in Exhibit B to the Corgi Commitment Letter, unlimited restricted payments subject to pro forma compliance with a maximum Total Secured Leverage Ratio of (x) in the case of restricted payments in respect of equity interests, 6.50:1.00, (y) in the case of investments, 7.00:1.00, and (z) in the case of prepayments of contractually subordinated debt, 6.50:1.00), (ii) modify the provisions that will be derived from (x) Section 8.2(a)(3)(A) of the Precedent Facility such that clause (z) thereof allowing restricted payments based on Consolidated EBITDA less 150% of interest expense be deleted from such provisions, (y) Section 8.2(A)(3)(E) of the Precedent Facility such that such provision be deleted in its entirety and (z) Section 8.2(a)(3) of the Precedent Facility such that any prepayment amount declined by a Declining Lender or a holder of Second Lien Pari Passu Debt, as applicable, may be retained by the Borrowers and will increase the amount available to make restricted payments but any other retained asset sale proceeds will not increase the amount available to make restricted payments, and (iii) allow (in lieu of the exception specified in clause (VIII)(i) under the heading “Negative Covenants” in Exhibit B to the Corgi Commitment Letter), restricted payment of a Business Line (as defined in the Corgi Commitment Letter) or a restricted payment of the proceeds from a permitted sale of a Business Line so long as the Consolidated Total Leverage Ratio, on a pro forma basis (in each case, determined after giving effect to such restricted payment and any related transactions), is less than or equal to 6.50:1.00, (IV) the asset dispositions covenant will not include a basket corresponding to clause (cc) in the definition of “Asset Sale” under the EP Credit Agreement (as defined in the Corgi Commitment Letter), (V) investments, dispositions and other transfers (including by designation of unrestricted subsidiaries, but excluding any transfer by way of permitted restricted payment) by Loan Parties to restricted subsidiaries that are non-Loan Parties or to unrestricted subsidiaries, or by non-Loan Party restricted subsidiaries to unrestricted subsidiaries, of any part of the Global Pharmacy Management or Global Software Services business lines or PIMS or GMP/VFC product lines shall be permitted, provided that any restricted payment made using the proceeds of any such transaction shall be subject to either (x) the Consolidated Total Leverage Ratio, on a pro forma basis (in each case, determined after giving effect to such restricted payment and any related transactions), being less than or equal to 6.50:1.00 or (y) available capacity pursuant to any other available restricted payment dollar basket and (VI) the transactions with affiliates covenant will provide that the Company and its restricted subsidiaries will not be permitted to sell, distribute or otherwise transfer a Business Line (as defined in the Corgi Commitment Letter) to any Sponsor or affiliate thereof other than in connection with a bona fide third party transaction), except that (other than as specified above) the “baskets” for the negative covenants under the Second Lien Facility Documentation will be sized (1) other than in the case of ratio-based baskets, at least 25% above the levels of such “baskets” under the First Lien Facilities Documentation; provided that the following “baskets” will be sized 15% above the levels of such “baskets” under the First Lien Facilities Documents: Section 8.1(b)(xv) under the Precedent Facility, Section 7.02(2)(ee) under the EP Credit Agreement (as defined in the Corgi Commitment Letter) and Section 8.2(xv) under the Precedent Facility and (2) in the case of ratio-based baskets, with an additional cushion of 0.25x against the applicable ratio of such ratio-based baskets under the First Lien Facility Documentation.

Financial Covenant:	None.

Events of Default:	Events of Default shall be substantially similar to (and, in any event, no less favorable to the Sponsors, the Company and its subsidiaries than) the events of default contained in the First Lien Facilities Documentation; provided that the Second Lien Facility Documentation shall (i) include a grace period of 60 days for an Event of Default arising from the failure to deliver financial statements, (ii) in respect of other Events of Default, include longer grace periods and thresholds that are, in each case, at least 25% higher than those in the First Lien Facilities Documentation and (iii) provide for cross payment default upon final maturity of the First Lien Facilities.

Voting:	Amendments and waivers of the Second Lien Facility Documentation (including amendments to the pro rata sharing provisions) will require the approval of Second Lien Lenders holding more than 50% of the aggregate amount (without duplication) of the loans and commitments under the Second Lien Facility (the “Required Lenders”), except that (i) the consent of all Second Lien Lenders directly and adversely affected thereby shall be required with respect to: (A) increases in the commitment of such Second Lien Lender, (B) reductions of principal, interest or fees,

(C) extensions or postponement of final maturity or any scheduled amortization, (D) releases of all or substantially all the value of the Guarantees or releases of liens on all or substantially all of the Collateral and (E) modifications to any of the voting percentages, (ii) without limiting the preceding clause (i), any proposed amendment or waiver that only affects one or more (but not all) class(es), tranche(s) or facility(ies) under the Second Lien Facility will only require the consent of Second Lien Lenders holding more than 50% of the loans and commitments of such affected class(es), tranche(s) or facility(ies) and (iii) customary protections for the Second Lien Administrative Agent will be provided.

The requirement under the third proviso of Section 11.1(a) of the Precedent Facility that the collateral agent release assets subject to a lien in favor of Second Lien Lenders, and valued below a specified threshold in any fiscal year, be modified so that the collateral agent shall not be required to release such assets from the lien, but may do so in its discretion.

The Second Lien Facility Documentation shall contain provisions permitting the Borrowers to replace or, if no payment or bankruptcy event of default has occurred and is continuing, prepay the Second Lien Loans and terminate the commitments of (x) Defaulting Lenders, (y) any non-consenting Second Lien Lender in connection with amendments and waivers requiring the consent of all Second Lien Lenders directly and adversely affected thereby, so long as Second Lien Lenders holding more than 50% of the aggregate amount of the loans and commitments under the Second Lien Facility or more than 50% of the aggregate amount of the loans directly and adversely affected thereby shall have consented thereto or (z) every non-consenting Second Lien Lender in connection with amendments and waivers requiring the consent of all Second Lien Lenders or of all Second Lien Lenders directly and adversely affected thereby, if Second Lien Lenders holding more than 50% of the aggregate amount of the loans and commitments under the Second Lien Facility or more than 50% of the aggregate amount of the loans directly and adversely affected thereby have not consented thereto.

The Second Lien Facility Documentation will include “amend and extend” provisions substantially similar to (and, in any event, no less favorable to the Sponsor, the Company and its subsidiaries than) those “amend and extend” provisions contained in the First Lien Facilities Documentation.

The Second Lien Facility Documentation will include provisions with respect to “net short lenders” substantially similar to (and, in any event, no less favorable to the Sponsors, the Company and its subsidiaries than) those provisions for “net short lenders” contained in the First Lien Facilities Documentation.

Cost and Yield Protection:	The Second Lien Facility Documentation will include cost and yield protection provisions substantially similar to (and, in any event, no less favorable to the Sponsors, the Company and its subsidiaries than) those provisions for cost and yield protection contained in the First Lien Facilities Documentation.

Assignments and Participations:

The Second Lien Facility Documentation will contain provisions for assignments of and participations in the Second Lien Loans and commitments substantially similar to (and, in any event, no less favorable to the Sponsors, the Company and its subsidiaries than) those provisions for assignments of and participations in the loans and commitments contained in the First Lien Facilities Documentation.

The threshold set forth in Subsection 11.6(h)(i)(2) of the Precedent Facility for the amount of Second Lien Loans (including Incremental Second Lien Loans) that may be purchased by Affiliated Lenders (as defined in the Precedent Facility) that are not Affiliated Debt Funds (as defined in the Precedent Facility) shall be increased to 30%.

Successor Administrative Agent:	The Second Lien Facility Documentation will contain provisions for the resignation or removal of the Second Lien Administrative Agent and the collateral agent substantially similar to (and, in any event, no less favorable to the Sponsors, the Company and its subsidiaries than) those provisions for the resignation or removal of the First Lien Administrative Agent in the First Lien Facilities Documentation.

Expenses and Indemnification:	The Second Lien Facility Documentation will contain provisions for expenses and indemnification substantially similar to (and, in any event, no less favorable to the Sponsors, the Company and its subsidiaries than) those provisions for expenses and indemnification contained in the First Lien Facilities Documentation.

Governing Law and Forum:	New York (except security documentation that the First Lien Lead Arrangers reasonably determine should be governed by local law and Borough of Manhattan).

Counsel to the Second Lien Administrative Agent:	Davis Polk & Wardwell LLP.

Miscellaneous:	The Second Lien Term Sheet (together with the documentation principles set forth in the “Documentation” paragraph therein) reflects all material terms related to the Second Lien Facility. Each party acknowledges that (a) such terms are the result of extensive negotiations among the parties hereto and are an integral and necessary part of the Transactions and (b) the Transactions represent a unique opportunity for the AcquisitionCo, the Borrowers and the Sponsors.

ANNEX I to

EXHIBIT C

Interest Rates:	The per annum interest rates under the Second Lien Facility will be as follows:

At the option of the applicable Borrower, Term SOFR plus 8.75% or ABR plus 7.75%.

Interest rate spreads under the Second Lien Facility shall be subject to an additional stepdown of 0.25% (for the margin for each of Term SOFR and ABR) following a qualified IPO (the “Second Lien Term Loan IPO Step-down”).

In the event the maximum effective yield (without giving effect to any step-downs) with respect to the First Lien Term Loans is increased above Term SOFR plus 575 basis points per annum (for such purposes, equating any increase in upfront fees and/or original issue discount (“OID”) to interest rate margin based on an assumed 4-year life to maturity (e.g., 50 basis points in OID equates to 12.5 basis points of interest rate margin))), the interest rate margin with respect to the Second Lien Loans shall be increased on a basis point by basis point basis by the amount of such excess up to a maximum of 50 basis points.

The applicable Borrower may elect interest periods of 1, 3 or 6 months (or, if available to all relevant Lenders, 12 months or a shorter period) for Term SOFR borrowings.

Calculation of interest shall be on the basis of the actual days elapsed in a year of 360 days (or 365 or 366 days, as the case may be, in the case of ABR loans based on the Prime Rate) and interest shall be payable at the end of each interest period and, in any event, at least every 3 months.

ABR is the highest of (i) the prime commercial lending rate, as published in the Wall Street Journal for such day (which, if less than 0%, shall be deemed to be 0%) (the “Prime Rate”), (ii) the federal funds effective rate from time to time plus 0.50% and (iii) Term SOFR applicable for an interest period of one month plus 1.00%.

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Term SOFR has the meaning given in the SOFR Precedent (as defined in the Corgi Commitment Letter); provided that Term SOFR shall not be less than 1.00% per annum.

Notwithstanding anything contained herein to the contrary, the First Lien Facilities Documentation shall include benchmark replacement provisions consistent with the SOFR Precedent.

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CONFIDENTIAL	EXHIBIT D

Project Corgi

Summary of Additional Conditions

All capitalized terms used but not defined herein shall have the meaning given to them in the Commitment Letter to which this Summary of Additional Conditions is attached, including the other Exhibits thereto, or in the Corgi Commitment Letter (as defined in the Commitment Letter).

Except as otherwise set forth below, the initial borrowing under the Second Lien Facility shall be subject to the satisfaction (or (i) in the case of each of paragraphs (1), (2), (3), (6), (8) and (9), waiver by the Second Lien Lenders or (ii) in the case of each of paragraphs (4), (5) and (7), waiver by the Second Lien Lenders) of the following additional conditions:

1. The Acquisition shall have been or, substantially concurrently with the initial borrowing under the Second Lien Facility shall be, consummated in all material respects in accordance with the terms of the Acquisition Agreement, without giving effect to any modifications, amendments, express waivers or express consents thereunder by AcquisitionCo that are materially adverse to the Second Lien Lenders (in their capacities as such) without the consent of the Second Lien Lenders holding at least a majority of the commitments under the Second Lien Facility (such consent not to be unreasonably withheld, conditioned or delayed and provided that the Second Lien Lenders shall be deemed to have consented to such modification, amendment, waiver or consent unless they shall object thereto within two business days after receipt of written notice of such modification, amendment, waiver or consent), it being understood and agreed that (i) any change in the purchase price shall not be deemed to be materially adverse to the Lenders but (x) any resulting reduction in cash uses shall be allocated (a) first, to a reduction of the Equity Contribution to the level set forth in paragraph (a) in the Transaction Description, and (b) second, (I) 65.0% to a reduction in the Second Lien Facility (followed by a reduction of the First Lien Term Loan Facility) and (II) 35.0% to a reduction in the Equity Contribution and (y) any increase in purchase price (excluding, for the avoidance of doubt, any purchase price adjustments in accordance with the terms of the Acquisition Agreement, with respect to which there shall be no limitation on source of funding) shall be funded (at AcquisitionCo’s option) with the proceeds of an equity contribution and/or the proceeds of First Lien Revolving Loans and (ii) any modification, amendment, express waiver or express consent to the definition of “Company Material Adverse Effect” in the Acquisition Agreement shall be deemed to be materially adverse to the Second Lien Lenders (in their capacities as such); provided that the Second Lien Lenders shall be deemed to have consented to such modification, amendment, express waiver or express consent unless they shall object thereto within two business days after receipt of written notice of such modification, amendment, express waiver or express consent.

2. (i) The Equity Contribution shall have been or, substantially concurrently with the initial borrowing under the Facilities shall be, consummated, which to the extent constituting equity interests other than common equity interests shall be on terms and conditions and pursuant to documentation reasonably satisfactory to the Second Lien Lenders holding at least a majority of the commitments under the Second Lien Facility to the extent material to the interests of the Second Lien Lenders (in their capacities as such) (which shall be deemed to be satisfied with the equity of management and existing equity holders of the Target retained, rolled over or otherwise invested in TopCo or any other parent company of AcquisitionCo and its subsidiaries in connection with the Transactions) and (ii) the Refinancing shall be consummated substantially concurrently with the initial borrowing under the Facilities.

3. Since the date of the Acquisition Agreement, there shall not have occurred a Company Material Adverse Effect (as defined in the Acquisition Agreement).

4. All fees related to the Transactions payable to the Second Lien Lenders or the Second Lien Administrative Agent under the Commitment Letter and the Fee Letters shall have been paid to the extent due.

5. The Second Lien Lenders shall have received (a) audited consolidated balance sheets and related consolidated statements of operations comprehensive income (loss), shareholders equity and cash flows of the Target for the three most recently completed fiscal years ended at least 90 days prior to the Closing Date and (b) unaudited consolidated balance sheets and related consolidated and comprehensive income (loss), shareholders equity and cash flows of the Target for each fiscal quarter ended on or after March 31, 2022 and at least 45 days prior to the Closing Date. The Second Lien Lenders hereby acknowledge receipt of the financial statements referred to in the foregoing clause (a) for the fiscal years ended December 31, 2021, December 31, 2020 and December 31, 2019 and the fiscal quarter ended March 31, 2022.

6. The Second Lien Lenders shall have received a certificate of the chief financial officer or treasurer (or other comparable officer) of the Company substantially in the form of Annex I to Exhibit D attached hereto certifying the solvency, after giving effect to the Transactions, of the Company and its subsidiaries on a consolidated basis.

7. The Second Lien Lenders shall have received, at least three Business Days (as defined in the Acquisition Agreement) prior to the Closing Date, all documentation and other information about the Borrowers and the Guarantors that is (i) (x) required by applicable regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the PATRIOT Act and the CDD Rule (which CDD Rule requirements shall be satisfied by delivering the LSTA form beneficial ownership certification) (such rules and regulations, the “KYC Rules”) and (y) set forth on the list of KYC Requirements delivered to you on or prior to the date hereof and (ii) all other documentation and other information about the Borrowers and the Guarantors that is (x) requested in writing at least ten Business Days (as defined in the Acquisition Agreement) prior to the Closing Date by the Second Lien Administrative Agent or the Second Lien Lenders and (y) (i) required by applicable regulatory authorities under the KYC Rules as a result of a change to the KYC Rules occurring after the date hereof, (ii) required as a result of the occurrence of any change in the Second Lien Lender’s circumstances, which change results in additional information being required under the KYC Rules, (iii) after the Second Lien Lender’s review of any information delivered pursuant to this paragraph 8, reasonably determined to be required under the KYC Rules or (iv) readily available and customarily delivered by portfolio company affiliates of the Sponsors in the United States in connection with bank financings.

8. Subject in all respects to the Funding Conditions Provision, (a) the Guarantees with respect to the Second Lien Facility shall have been executed by the Guarantors and be in full force and effect or substantially simultaneously with the initial borrowing under the Second Lien Facility, shall be executed and become in full force and effect and (b) all documents and instruments required to perfect the Second Lien Administrative Agent’s security interest in the Collateral with respect to the Second Lien Facility shall have been executed and delivered by the Borrowers and the Guarantors or substantially simultaneously with the initial borrowings under the Second Lien Facility, shall be executed and delivered by the Borrowers and the Guarantors and, if applicable, be in proper form for filing, and none of the Collateral shall be subject to any other pledges, security interest or mortgages, except for the liens permitted under the Second Lien Facility Documentation or to be released on or prior to the Closing Date.

9. The First Lien Term Loan Facility described in the Corgi Commitment Letter shall have been, or substantially concurrently with the funding of the Second Lien Facility shall be, entered into and funded as set forth in the Corgi Commitment Letter. The aggregate principal amount of the First Lien Facilities funded on the Closing Date shall not be greater than the amounts set forth in the Corgi Commitment Letter (other than as a result of the First Lien Term Loan Flex Increase (as defined in the Corgi Commitment Letter)). Any reduction in the aggregate amount of funded indebtedness under the First Lien Term Loan Facility and the Second Lien Facility shall be ratable according to the aggregate committed amounts under the First Lien Term Loan Facility and the Second Lien Facility as of the date hereof, provided that the Second Lien Facility may be reduced on a greater than ratable basis by any increase in the Equity Contribution.

ANNEX I to EXHIBIT D

Form of Solvency Certificate

Date: _____, 20[•]

To the Second Lien Administrative Agent and each of the Second Lien Lenders party to the Credit Agreement referred to below:

I, the undersigned, the [Chief Financial Officer or Treasurer] of _____, a _____ _____ (the “Company”), in that capacity only and not in my individual capacity (and without personal liability), do hereby certify as of the date hereof, and based upon (i) facts and circumstances as they exist as of the date hereof (and disclaiming any responsibility for changes in such fact and circumstances after the date hereof) and (ii) such materials and information as I have deemed relevant to the determination of the matters set forth in this certificate, that:

1. This certificate is furnished to the Second Lien Administrative Agent and the Second Lien Lenders pursuant to Section __ of the Credit Agreement, dated as of _________ ____, 20[ ], among _________ (the “Credit Agreement”). Unless otherwise defined herein, capitalized terms used in this certificate shall have the meanings set forth in the Credit Agreement.

2. For purposes of this certificate, the terms below shall have the following definitions:

(a) “Fair Value”

The amount at which the assets (both tangible and intangible), in their entirety, of the Company and its Subsidiaries taken as a whole would change hands between a willing buyer and a willing seller, within a commercially reasonable period of time, each having reasonable knowledge of the relevant facts, with neither being under any compulsion to act.

(b) “Present Fair Salable Value”

The amount that could be obtained by an independent willing seller from an independent willing buyer if the assets of the Company and its Subsidiaries taken as a whole are sold with reasonable promptness in an arm’s-length transaction under present conditions for the sale of comparable business enterprises insofar as such conditions can be reasonably evaluated.

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(c) “Stated Liabilities”

The recorded liabilities (including contingent liabilities that would be recorded in accordance with GAAP) of the Company and its Subsidiaries taken as a whole, as of the date hereof after giving effect to the consummation of the Transactions, determined in accordance with GAAP consistently applied.

(d) “Identified Contingent Liabilities”

The maximum estimated amount of liabilities reasonably likely to result from pending litigation, asserted claims and assessments, guaranties, uninsured risks and other contingent liabilities of the Company and its Subsidiaries taken as a whole after giving effect to the Transactions (including all fees and expenses related thereto but exclusive of such contingent liabilities to the extent reflected in Stated Liabilities), as and to the extent identified and explained in terms of their nature and estimated magnitude by responsible officers of the Company.

(e) “Will be able to pay their Stated Liabilities and Identified Contingent Liabilities as they mature”

For the period from the date hereof through the Maturity Date, the Company and its Subsidiaries taken as a whole will have sufficient assets and cash flow to pay their respective Stated Liabilities and Identified Contingent Liabilities as those liabilities mature or (in the case of contingent liabilities) otherwise become payable.

(f) “Do not have Unreasonably Small Capital”

For the period from the date hereof through the Maturity Date, the Company and its Subsidiaries taken as a whole after consummation of the Transactions is a going concern and has sufficient capital to ensure that it will continue to be a going concern for such period.

3. For purposes of this certificate, I, or officers of the Company under my direction and supervision, have performed the following procedures as of and for the periods set forth below.

(a) I have reviewed the financial statements (including the pro forma financial statements) referred to in Section __ of the Credit Agreement.

(b) I have knowledge of and have reviewed to my satisfaction the Credit Agreement.

(c) As the [Chief Financial Officer or Treasurer] of the Company, I am familiar with the financial condition of the Company and its Subsidiaries.

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4. Based on and subject to the foregoing, I hereby certify on behalf of the Company that after giving effect to the consummation of the Transactions, it is my opinion that (i) the Fair Value and Present Fair Salable Value of the assets of the Company and its Subsidiaries taken as a whole exceed their Stated Liabilities and Identified Contingent Liabilities; (ii) the Company and its Subsidiaries taken as a whole do not have Unreasonably Small Capital; and (iii) the Company and its Subsidiaries taken as a whole will be able to pay their Stated Liabilities and Identified Contingent Liabilities as they mature.

* * *

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IN WITNESS WHEREOF, the Company has caused this certificate to be executed on its behalf by its [Chief Financial Officer or Treasurer] as of the date first written above.

[COMPANY]

By:
Name:
Title: [Chief Financial Officer or Treasurer]

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